SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☒	Definitive Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ARMSTRONG WORLD INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ARMSTRONG WORLD INDUSTRIES, INC. 2500 COLUMBIA AVE., LANCASTER, PA 17603 P.O. BOX 3001, LANCASTER, PA 17604
www.armstrong.com	Thomas M. Armstrong Founder 1860

April 27, 2009

2009 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

On behalf of the Board of Directors and the management of Armstrong World Industries, Inc., it is my pleasure to invite you to attend the 2009 Annual Meeting of Shareholders of Armstrong World Industries, Inc. at 8:00 a.m. (local time) on Monday, June 22, 2009. The meeting will be held at our headquarters offices at 2500 Columbia Avenue, Lancaster, Pennsylvania.

For this meeting, we are following Securities and Exchange Commission (“SEC”) rules that allow us to furnish proxy materials to shareholders via the Internet. This reduces the costs of printing and mailing the materials and saves paper resources. However, any shareholder who would like to receive paper copies of the proxy materials can request them, free of charge, by email at www.amstock.com or by calling American Stock Transfer & Trust Company, LLC at 1-800-937-5449.

Information concerning the matters to be acted upon at the meeting is provided in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

Whether or not you plan to attend the meeting, it is important that your Common Shares be represented. Please vote your Common Shares through the Internet, by telephone, or by completing and returning a proxy card.

On behalf of your Board of Directors, thank you for your continued support of Armstrong.

Very truly yours,

/s/    Michael D. Lockhart

Michael D. Lockhart

Chairman of the Board and

Chief Executive Officer

ARMSTRONG WORLD INDUSTRIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 22, 2009

April 27, 2009

To the Shareholders of Armstrong World Industries, Inc.:

The 2009 Annual Meeting of Shareholders of Armstrong World Industries, Inc. (the “Company”) will be held on Monday, June 22, 2009, at 8:00 a.m. (local time), at the offices of the Company, 2500 Columbia Avenue, Lancaster, Pennsylvania, for the following purposes:

1.	To elect eleven directors for the ensuing year or until their successors are elected and qualified;

2.	To ratify the selection of KPMG LLP as independent auditors for 2009, and

3.	To transact any other business that may properly be brought before the meeting or any adjournment or postponement of the meeting.

Shareholders of record of the Company’s Common Shares, par value $0.01 per share, at the close of business on March 27, 2009 (the “Record Date”) are entitled to receive notice of and to vote at the meeting or any adjournment thereof. You are cordially invited to be present at the meeting and to vote.

Please note that to attend the meeting in person, you must have been a shareholder on the Record Date and you must present an admission ticket and photo identification.

To request an admission ticket, please email or write the Office of the Secretary at AdmissionTicket@armstrong.com or c/o C. L. Putt, Armstrong World Industries, Inc., P. O. Box 3001, Lancaster, PA 17604-3001. We must receive your request at least ten business days prior to the meeting. If your Common Shares are held directly in an account with our Transfer Agent, American Stock Transfer & Trust Company, LLC, your name will appear in our Record Date shareholder list. If your Common Shares are in the name of a broker, bank or other institution, you must provide evidence of your beneficial stock ownership on the Record Date.

Whether or not you attend the meeting, please ensure your Common Shares are represented by voting through the Internet, by telephone or by signing, dating and returning a proxy card.

By order of the Board of Directors,

/s/    Jeffrey D. Nickel

Jeffrey D. Nickel

Senior Vice President, Secretary

and General Counsel

Armstrong World Industries, Inc.

2500 Columbia Avenue

Lancaster, PA 17603

PROXY STATEMENT

Annual Meeting of Shareholders

to be held June 22, 2009, 8:00 a.m.

April 27, 2009

This Proxy Statement is being furnished to the shareholders of Armstrong World Industries, Inc., a Pennsylvania corporation (the “Company” or “Armstrong”), in connection with its 2009 Annual Meeting of Shareholders. Shareholder proxies are solicited on behalf of the Board of Directors for use at the Annual Meeting on June 22, 2009 at 8:00 a.m. (local time), and at any adjournment or postponement thereof, at the principal offices of the Company, 2500 Columbia Avenue, Lancaster, Pennsylvania.

For this meeting, we are following SEC rules that allow us to furnish proxy materials to shareholders via the Internet. This reduces the costs of printing and mailing the materials, and saves paper resources. However, any shareholder who would like to receive paper copies of the proxy materials can request them, free of charge, by email at www.amstock.com or by calling American Stock Transfer & Trust Company, LLC at 1-800-937-5449.

Please read this Proxy Statement and vote your Common Shares through the Internet, by telephone, by completing, dating, signing and returning a proxy card, or by attending the meeting and voting in person.

Your proxy may be revoked at any time before it is voted by the proxy holder at the meeting by filing a revocation with the Secretary before the polls close at the Annual Meeting. Your proxy may be changed by a duly executed proxy card or instructions bearing a later date (including proxy instructions given by telephone or Internet vote) or by voting in person at the meeting.

Properly executed and valid proxies will be voted according to their terms. If a shareholder instructs how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted accordingly. If a shareholder fails to so specify how to vote on a particular proposal, the proxy will be voted on proposals 1 and 2 as follows:

1.	FOR the election of each director nominee named in this Proxy Statement; and

2.	FOR the ratification of the appointment of independent auditors.

Only holders of Common Shares of record at the close of business on March 27, 2009 (the “Record Date”) are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof. On the Record Date, there were 57,426,975 Common Shares outstanding. Each such Common Share is entitled to one vote on each matter to be voted on at the Annual Meeting of Shareholders. Cumulative voting for directors is not permitted.

Questions and Answers about the Annual Meeting and Voting

Q:	WHY DID I RECEIVE A ONE-PAGE NOTICE IN THE MAIL REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A FULL SET OF PROXY MATERIALS?

A:	Under SEC rules, we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders of record and beneficial owners. All shareholders are free to access the proxy materials on a website referred to in the Notice and to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy are in the Notice. In addition, shareholders may request proxy materials be sent by mail or by email.

Q:	HOW CAN I RECEIVE PRINTED PROXY MATERIALS?

A:	If you are a shareholder of record with an account at American Stock Transfer & Trust Company, LLC (“AST”), call 1-800-937-5449; write to AST at 59 Maiden Lane, Plaza Level, New York, NY 10038; or email www.amstock.com and ask for printed proxy materials for Armstrong. You will be asked to provide AST certain secure information. If you are a “beneficial” or “street name” holder, meaning that you hold Armstrong stock through a broker, bank or other firm, you must contact that company with your request.

Q:	CAN I RECEIVE PRINTED COPIES OF SHAREHOLDER MATERIALS IN THE FUTURE?

A:	Yes. Once a shareholder requests printed copies, we will send future materials in print until asked to stop doing so.

Q:	HOW CAN I OBTAIN ELECTRONIC PROXY MATERIALS INSTEAD OF MAILED COPIES?

A:	This Proxy Statement and our 2008 Annual Report on Form 10-K are available at www.amstock.com and on our website at www.armstrong.com. Shareholders of record can also elect to receive future proxy statements and annual reports via electronic access instead of receiving paper copies in the mail. Log on to www.proxyconsent.com/armstrong and follow the instructions. It will be helpful to have your shareholder account number on hand when you go on line.

This option saves us the cost of producing and mailing these documents. Beneficial or “street name” shareholders who wish to enroll in electronic access should contact the firm where they have their account.

If you choose to receive future proxy statements and annual reports electronically, each year you will be notified when these documents become available. Your choice to receive these documents electronically will remain in effect until you instruct otherwise. You do not have to elect Internet access each year.

Q:	WHERE CAN I GET A COPY OF THE 10-K REPORT?

A:	You can obtain an Annual Report on Form 10-K, free of charge, by downloading it from www.amstock.com or www.armstrong.com. You can request a printed copy free of charge from the Company’s Investor Relations office at the following address:

Investor Relations

Armstrong World Industries, Inc.

P. O. Box 3001

Lancaster, PA 17604-3001

Q:	WHAT IS INCLUDED IN THESE PROXY MATERIALS?

A:	These proxy materials include:
•	Our Proxy Statement and proxy for the Annual Meeting; and
•	Our 2008 Annual Report on Form 10-K, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include a proxy card and return envelope.

Q:	HOW CAN I GET ELECTRONIC ACCESS TO THIS YEAR’S PROXY MATERIALS?

A:	Go to www.amstock.com. The Notice sent to shareholders about the Annual Meeting provides instructions on how to:
•	View our proxy materials for the Annual Meeting on the Internet; and
•	Instruct us to furnish our future proxy materials to you electronically.

Q:	WHAT AM I VOTING ON?

A:	You are being asked to vote your proxy on two proposals. The first is the election of eleven members to our Board of Directors; all of the nominees recommended by the Company’s Board of Directors are currently serving on the Board. For more information on each nominee, please turn to the section “Election of Directors.”

You also are being asked to ratify the selection of KPMG LLP as Armstrong’s independent auditors for 2009. For more information, please turn to “Ratification of Auditors.”

Q:	WHO IS ENTITLED TO VOTE?

A:	Each holder of record of Common Shares of Armstrong at the close of business on the record date, March 27, 2009, is entitled to one vote for each Common Share owned on each matter to be voted on.

Q:	CAN I CUMULATE MY VOTES FOR DIRECTORS AND CAST THEM ALL FOR ONE CANDIDATE?

A:	No. The Articles and Bylaws of the Company do not permit cumulative voting for directors.

Q:	HOW DO I VOTE?

A:	You can vote in any one of the following ways:

•	You can vote through the Internet by going to the website listed on your meeting notice or proxy card and following the instructions.

•	You can vote by telephone by using a touch tone phone to call 1-800-776-9437, the telephone number included on your meeting notice or proxy card, and following the recorded instructions.

•	You can vote by mail by signing and dating a proxy card, and mailing it back.

•

You can also vote at the Annual Meeting by delivering your completed proxy card in person at the Annual Meeting or by completing a ballot at the meeting. However, if you hold your Common Shares through a bank or broker rather than directly with the Company, you must obtain a proxy from that firm and provide it at the meeting in order to vote at the meeting.

In each case, your Common Shares will be voted as you instruct. If you return a signed card but do not provide voting instructions, your Common Shares will be voted FOR the nominees for election as directors and FOR the ratification of the appointment of KPMG LLP as our independent auditors for the year ending December 31, 2009.

Regardless of how you choose to vote, your vote is important, and we encourage you to vote promptly.

Q:	WHAT MUST I DO TO ATTEND THE MEETING IN PERSON?

A:	If you wish to attend the meeting in person, please request an admission ticket and, if you hold your Common Shares in an account with a broker or bank, provide evidence that you were a shareholder on the Record Date. We must receive your request at least ten business days prior to the meeting at the Office of the Secretary (Attn: C. L. Putt, Armstrong World Industries, Inc., P. O. Box 3001, Lancaster, PA 17604-3001) or by email at AdmissionTicket@armstrong.com. It will be necessary to present the admission ticket and picture identification to gain entrance to the Corporate Campus.

Q:	HOW MANY VOTES ARE NEEDED TO HOLD THE MEETING?

A:	The presence in person or by proxy at the Annual Meeting of the holders of a majority of all Common Shares issued and outstanding is required for a quorum in order to hold the meeting.

Q:	WHAT IS THE VOTE REQUIRED TO ELECT THE NOMINEES FOR DIRECTOR?

A:	The eleven nominees receiving the greatest number of affirmative votes will be elected directors.

Q:	HOW MANY VOTES ARE NEEDED TO APPROVE THE RATIFICATION OF KPMG LLP AS AUDITORS?

A:	The approval of a majority of votes cast at the Annual Meeting is required.

Q:	WILL ANY OTHER MATTERS BE VOTED ON?

A:	We do not expect any other matters to be considered at the Annual Meeting. However, if a matter not listed on the proxy card is properly brought before the Meeting by a shareholder, the individuals designated as proxies will vote on the matter in accordance with their judgment. If the Secretary of the Company receives notice of a shareholder proposal that complies with the governing Bylaw provision on or prior to the required date, and if such proposal is properly presented at the 2010 Annual Meeting of Shareholders, the proxy-holders appointed by the Company may exercise discretionary authority in voting on such proposal if, in the Company’s Proxy Statement for such meeting, the Company advises shareholders of the nature of such proposal and how the proxies appointed by the Company intend to vote on such proposal, unless the shareholder submitting the proposal satisfies certain SEC requirements, including the mailing of a separate statement to the Company’s Shareholders.

Q:	WHO WILL COUNT THE VOTES?

A:	The Judge of Election, a representative of American Stock Transfer & Trust Company, LLC, the Company’s Registrar and Transfer Agent, will count the votes.

Q:	HOW ARE VOTES COUNTED?

A:	In determining whether we have a quorum, all properly submitted proxies and ballots, including abstentions, broker non-votes and withheld votes, are counted as present. However, abstentions and broker non-votes, as well as votes withheld, are not considered votes cast and will not be counted for or against a matter or nominee. Therefore, abstentions and broker non-votes have no effect on the outcome of the election of directors or ratification of the appointment of the independent auditors. If a shareholder specifies how the proxy is to be voted with respect to any of the proposals, the proxy will be voted accordingly.

Q:	WHAT ARE BROKER NON-VOTES?

A:

Broker non-votes occur when firms such as banks and brokers holding Common Shares on behalf of beneficial shareholders who have accounts at those firms do not receive voting instructions from the beneficial shareholders at least ten days prior to the Annual Meeting. If that happens, the nominee firms may vote those Common Shares only on matters deemed “routine” by the New York Stock Exchange (“NYSE”). On non-routine matters, nominees cannot vote without instructions from the beneficial shareholder, resulting in a so-called “broker non-vote.” The election of directors and ratification of auditors are considered “routine.”

Q:	WHAT SHARES ARE COVERED BY MY PROXY?

A:	You should have a paper or electronic proxy card/voting instructions for each account in which you own Armstrong stock either:

•	directly in your name as the shareholder of record; or

•	indirectly through a broker, bank or other holder of record.

Q:	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD OR VOTING INSTRUCTIONS?

A:	It means that you have multiple accounts in which you own stock. Please vote all proxy cards/voting instructions from the Company to ensure that all your Common Shares are voted. However, you may want to contact your broker, bank or the Company’s transfer agent to consolidate as many accounts as possible under a single name and address. Our transfer agent is American Stock Transfer & Trust Company, LLC. All communications concerning Common Shares you hold in your name, including address changes, name changes, requests to transfer and similar issues, can be handled by contacting them at American Stock Transfer & Trust Company, LLC, 59 Maiden Lane, Plaza Level, New York, NY 10038; phone 1-800-937-5449; or on the Internet at www.amstock.com.

Q:	HOW CAN I CHANGE MY VOTE?

A:	You can revoke your proxy and change your vote before the polls close at the Annual Meeting by:

•	delivering a revocation to the Secretary;

•	submitting another proxy with a later date; or

•	voting at the meeting.

The telephone and Internet voting for shareholders will close at 11:59 p.m. on June 21, 2009.

Q:	WHO PAYS THE COST OF SOLICITING THE PROXIES REQUESTED?

A:	The cost of solicitation on behalf of the Board of Directors is borne by the Company. In addition to the use of the mails, proxies could be solicited in person, by telephone or by electronic mail, and could be requested by directors, officers or employees of the Company, or by employees of our Transfer Agent or an independent company retained to assist in the solicitation of proxies.

Q:	WILL MY VOTE BE CONFIDENTIAL?

A:	Under the Company’s confidential voting policy, all proxies, ballots and tabulations that identify how shareholders voted will be kept confidential. To implement this policy, the Company has engaged an independent Judge of Election. Company employees will not serve as vote tabulators or judges. This confidentiality policy does not apply: (1) when disclosure about a matter is required by law; (2) when disclosure is necessary in connection with a claim involving the Company; (3) when a shareholder expressly requests or permits disclosure; or (4) during the course of a contested proxy solicitation. Shareholders’ comments on proxy cards and ballots will be conveyed to the Company in a manner that protects the confidentiality of the voter.

PROPOSAL 1

ELECTION OF DIRECTORS

BOARD OF DIRECTORS

Eleven directors will be elected at the Annual Meeting to serve on the Company’s Board of Directors until the next Annual Meeting and until their successors have been elected and qualified. Unless you specify otherwise, the enclosed proxy will be voted to elect the nominees named below. Each nominee is currently serving as a director.

Eight directors, Ms. Haberkorn and Messrs. Gaffney, Garland, Lockhart, Peppet, Pergament, Roberts and Sanders, Jr., were named to serve on the Board in the Company’s Chapter 11 Plan of Reorganization (“POR”) that became effective October 2, 2006. James J. O’Connor was elected to the Board in February 2007. In October 2008, Stan A. Askren and Jon A. Boscia, two candidates who had been submitted to the Nominating and Governance Committee for consideration by the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust (“Trust”), pursuant to the Trust’s rights under the Sixth Article of the Company’s Articles of Incorporation and Articles II and III of the Bylaws, were elected to the Board.

If one or more of the nominees named below should become unavailable for election, the proxy may be voted for a substitute person or persons, but not for more than eleven nominees. The eleven nominees receiving the greatest number of affirmative votes will be elected.

The Board of Directors recommends that shareholders vote FOR election of the eleven nominees identified below.

DIRECTOR INFORMATION

Stan A. Askren

Age 48; Director since October 2008. Member – Audit Committee. Mr. Askren has been Chairman and Chief Executive Officer since 2004, and President since 2003. Previously, he was Executive Vice President with HNI Corporation from 2001-2003. With sales of approximately $2.5 billion, HNI Corporation is the second largest office furniture manufacturer in the world and the nation’s leading manufacturer and marketer of gas- and wood-burning fireplaces. He has worked in several industries and has held multiple executive management and general management positions with Emerson Electric, Thomson S.A. and HNI Corporation. Mr. Askren serves on the Boards of Directors of the National Association of Manufacturers (“NAM”) and the Business and Institutional Furniture Manufacturer’s Association (“BIFMA”). He is active in numerous local and civic organizations and boards. Mr. Askren received his bachelor’s degree from University of Northern Iowa, an MBA from Washington University and completed the Advanced Management Program at Harvard Business School.

Jon A. Boscia

Age 57; Director since October 2008. Member – Management Development and Compensation Committee and Nominating and Governance Committee. In 2008, Mr. Boscia was named President of Sun Life Financial, Inc., an international financial services organization providing protection and wealth accumulation products and services to individuals and corporate customers. Previously, he was Chairman and Chief Executive Officer of Lincoln National Corporation, a diversified financial services organization headquartered in the Philadelphia area with $200 billion in assets under management as of September 30, 2008. He joined Lincoln National in 1983 as Vice President of Investment Management and Strategic Planning, became Senior Vice President in 1985, President and Chief Operating Officer in 1994 and President and Chief Executive Officer in 1998. Currently, he serves on the Boards of Directors of the Southern Company and the Union League of Philadelphia where he is a Vice President. Mr. Boscia also serves as President of the Boscia Family Foundation. He also served on the Boards of Directors of Lincoln National Corporation, The Hershey Company, Georgia Pacific Corporation, and

National RE Holdings Corporation. Mr. Boscia received his bachelor’s degree from Point Park University and his MBA from Duquesne University.

James J. Gaffney

Age 68; Director since October 2006. Member – Nominating and Governance Committee (Chair) and Management Development and Compensation Committee. Former Consultant to GS Capital Partners, II, LP, a private investment fund affiliated with Water Street Corporate Recovery Fund I, LP and Goldman, Sachs & Co. and other affiliated investment funds from 1997-2003. From 1995-1997, he served as Chairman of the Board and Chief Executive Officer of General Aquatics, Inc., comprised of companies involved in the manufacturing of swimming pool equipment and pool construction. He was President and Chief Executive Officer of KDI Corporation, a conglomerate with companies involved in swimming pool construction and manufactured products. Mr. Gaffney serves as Chairman of the Board of Directors of Imperial Sugar Company and serves on the Boards of SCP Pool, Inc. and Beacon Roofing Supply, Inc.

Robert C. Garland

Age 41; Director since October 2006. Member – Audit Committee. Consultant in the forest products industry, most recently on behalf of Oaktree Capital Management, LLC and Cerberus Capital Management, LP. Executive Chairman of ImageTree, Inc., a precision forestry assessment company. Owner and Co-Chairman of Titan Industries, LLC, an engineering and manufacturing company in the conveying and materials handling industry. Founder and President of Garland Capital Management, LLC, a buyout and special situations investment and advisory firm. Currently, Chief Executive Officer of AFR Holdco, Inc., American Fiber Resources, LLC and Great Lakes Pulp Company, Inc. (“AFR Group”) since 2001. Previously, Chief Financial Officer of the AFR Group in 1999; President, CFO and Director of the AFR Group in 2000 and Chief Executive Officer, President, CFO and Director of the AFR Group from 2001-2006. Mr. Garland’s experience includes business restructuring and business turnaround consulting at PriceWaterhouse LLP, Adjunct Professor of Finance at the University of Pittsburgh Katz MBA program, and Vice-President at an international medical equipment distributor. Mr. Garland holds a law degree and an MBA.

Judith R. Haberkorn

Age 62; Director since July 1998. Member – Management Development and Compensation Committee (Chair) and Nominating and Governance Committee. Lead Director until February 25, 2008. Director of the Company’s former holding company May 2000 – October 2006. Ms. Haberkorn is a graduate of Briarcliff (NY) College and completed the Advanced Management Program at Harvard Business School. She served Verizon Communication (formerly Bell Atlantic) in a variety of management positions for over a decade – most recently as President – Consumer Sales and Service from 1998 until her retirement in 2000. She is on the Boards of Directors of Computer Sciences Corporation and ExpressJet Holdings, Inc. She is Chair Emerita of the Committee of 200 and a member of The International Women’s Forum and the Harvard Business School Network of Women Alumnae. Ms. Haberkorn is a Vice President Emerita of the Harvard Business School Alumni Advisory Board and a former member of the Visiting Committee.

Michael D. Lockhart

Age 60; Chairman of the Board and President since March 2001; Chairman of the Board, President and Chief Executive Officer since December 2002; Chairman and Chief Executive Officer of the Company’s former holding company from August 2000 – December 2007. Mr. Lockhart previously served as Chairman and Chief Executive Officer of General Signal, a diversified manufacturer, headquartered in Stamford, Connecticut from September 1995 until it was acquired in October 1998. He joined General Signal as President and Chief Operating Officer in September 1994. From 1981 until 1994, Mr. Lockhart worked for General Electric in various executive capacities in the GE Credit Corporation (now GE Capital), GE Transportation Systems and GE Aircraft Engines. Mr. Lockhart is a member of the Board of Directors of the Norfolk Southern Corporation and a member of the Business Council for the Booth School of Business at the University of Chicago.

James J. O’Connor

Age 72; Director since February 2007. Lead Director since February 25, 2009 and Member – Audit Committee. Mr. O’Connor is a Retired Chairman of the Board and Chief Executive Officer of Unicom Corporation. He joined Commonwealth Edison Company in 1963, became President in 1977, a Director in 1978 and Chairman and Chief Executive in 1980. In 1994, he was also named Chairman and Chief Executive Officer of Unicom Corporation, which then became the parent company of Commonwealth Edison Company. He retired in 1998. Mr. O’Connor serves on the Boards of Directors of Corning, Inc., Smurfit – Stone Container Corporation, UAL Corporation and United Airlines.

Russell F. Peppet

Age 69; Director since October 2006. Member – Management Development and Compensation Committee and Nominating and Governance Committee. Since 2001, Mr. Peppet has been a Consultant to a number of firms, principally in the mutual fund industry. He is a Partner in Park Avenue Equity Partners, a private equity firm. He was Chief Executive Officer of Possible Dreams, Inc. from 2002-2003. Mr. Peppet was a Principal of Churchill Capital, Inc. from 1998-2001 and Vice Chairman of Quirk Carson Peppet, Inc., a private equity firm from 1990-1998. He was employed by and was a former partner and Vice Chairman of Peat, Marwick, Mitchell & Co., now KPMG LLP, from 1969-1988. Mr. Peppet serves on the Boards of Directors of Joerns Healthcare, Inc. and Condor Automotive Group, LLC.

Arthur J. Pergament

Age 48; Director since October 2006. Member – Audit Committee. Founder and Chief Executive Officer of Pergament Advisors, LLC, a New York based asset manager serving the institutional and high net worth communities. Co-founder and Director of Accelerated Technologies, Inc., an incubator specializing in the development of coronary and vascular devices. Prior to founding Pergament Advisors, he served as a Senior Partner at Cramer Rosenthal McGlynn. During his seven years at Cramer Rosenthal McGlynn, Mr. Pergament advanced from Analyst and Portfolio Manager to Senior Partner until he sold his partnership interests to Wilmington Trust Company. During this period, he was instrumental in growing assets under management from $300 million to $5.5 billion. He is a Co-founder and Director of the Cardiovascular Research Foundation, a global cardiovascular research effort specializing in developing less invasive techniques to treat and potentially cure heart disease. Mr. Pergament is on the Boards of Directors of North Shore/Long Island Jewish Health Systems and Children’s Medical Fund.

John J. Roberts

Age 64; Director since September 2006. Member – Audit Committee (Chair). Director of Company’s former holding company from April 2003-October 2006. Mr. Roberts formerly served as Global Managing Partner for PriceWaterhouse Coopers LLP from 1998 until his retirement in June 2002. He held numerous positions at Coopers & Lybrand LLP from 1967 until its merger with PriceWaterhouse LLP in 1998. From 1994 to 1998, Mr. Roberts served as one of three members of the Office of the Chairman of Coopers & Lybrand’s United States operations. Prior to that time, Mr. Roberts held other positions at Coopers & Lybrand, including Deputy Vice Chairman, Vice Chairman and Managing Partner. Mr. Roberts is a graduate of Drexel University. He serves on the Boards of Directors and Audit Committees of Safeguard Scientifics, Inc., the Pennsylvania Real Estate Investment Trust, and Vonage Holdings Corporation.

Alexander M. Sanders, Jr.

Age 70; Director since October 2006. Member – Management Development and Compensation Committee and Nominating and Governance Committee. President Emeritus of the College of Charleston since 2001. He served as President of the College of Charleston from 1992-2001. He was the Chief Judge on the South Carolina Court of Appeals and an Acting Associate Justice of the South Carolina Supreme Court from 1983-1992. Judge Sanders is a Shareholder in the law firm of Sanders & Nettles, LLC; and serves on the Board of Directors of the National Bank of South Carolina and has been Chairman of the Charleston School of Law, LLC since 2003.

PROPOSAL 2

RATIFICATION OF AUDITORS

The independent registered public accounting firm of KPMG LLP was appointed by the Audit Committee to serve as independent auditors of Armstrong and its subsidiaries for 2009.

Pursuant to the recommendation of the Audit Committee, the Board of Directors recommends that shareholders ratify the selection by the Audit Committee of KPMG LLP to conduct an audit of Armstrong and its subsidiaries for 2009. The Board is submitting the selection of KPMG LLP to our shareholders for ratification as a matter of good corporate practice. Whether or not the appointment of KPMG LLP is ratified by the shareholders, the Audit Committee may, in its discretion, change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and its shareholders. This discretion is consistent with the responsibilities of the Audit Committee as outlined in its charter. If the shareholders at the 2009 Annual Meeting do not approve this proposal, the Audit Committee will reconsider its selection of KPMG, but no determination has been made as to what action the Audit Committee would take if shareholders do not ratify the appointment of KPMG.

Representatives of KPMG LLP are expected to be present at the meeting. They will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions raised by shareholders at the meeting.

The affirmative vote of a majority of those votes cast at the meeting is required to ratify the selection of KPMG LLP.

The Board of Directors recommends that shareholders vote FOR this proposal.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Pre-Approval of Services Provided by Auditors

Consistent with the Audit Committee’s responsibility for engaging the Company’s independent registered public accountant, all audit and permitted non-audit services performed by KPMG LLP require pre-approval by the Audit Committee, as discussed on page 12. Authority to approve services is delegated to the Audit Committee Chair, provided that the Chair is held by a director who is “independent” within the meaning of the Sarbanes-Oxley Act and that all such pre-approvals are presented to the Audit Committee at its next regularly scheduled meeting.

Fees Paid to KPMG

The following table presents fees for professional audit services rendered by KPMG LLP, for the audit of Armstrong’s annual consolidated financial statements for 2008 and 2007, and fees billed for other services rendered by KPMG LLP. All fees in 2008 and 2007 were pre-approved by the Audit Committee.

	(amounts in thousands)
	2008	2007
Audit Fees (1)	$5,408	$5,645
Audit Related Fees (2)	322	470

Audit and Audit Related Fees	5,730	6,115
Tax Fees (3)	1,050	1,680

Total Fees	$6,780	$7,795

(1) Audit Fees are for services rendered in connection with the integrated audit of Armstrong’s consolidated financial statements as of and for the year, for which a portion of the billings occurred the following year. Audit fees were also incurred for reviews of consolidated financial statements included in Armstrong’s quarterly reports on Form 10-Q and services normally provided in connection with statutory and regulatory filings.

(2) Audit Related Fees consisted principally of fees for audits of financial statements of certain employee benefit plans, accounting research assistance on technical topics and other matters with respect to non-U.S. statutory financial statements.

(3) Tax Fees were primarily for preparation of tax returns in non-U.S. jurisdictions, assistance with tax audits and appeals and other tax consultation and compliance services.

The Audit Committee has considered whether the provision by KPMG LLP of the non-audit services described above was allowed under Rule 2-01(c)(4) of Regulation S-X and was compatible with maintaining auditor independence, and has concluded that KPMG LLP was and is independent of the Company in all respects.

BOARD OF DIRECTORS

Board Committees and Responsibilities

The Board of Directors has three committees: an Audit Committee, a Management Development and Compensation Committee, and a Nominating and Governance Committee. Each Committee has a charter and consists solely of independent directors who meet applicable New York Stock Exchange, Securities and Exchange Commission, Internal Revenue Service and Company standards for independence. Each committee reports to the Board regularly and evaluates the effectiveness of its performance annually. The membership of each committee is determined by the Board of Directors on the recommendation of the Nominating and Governance Committee.

The Board met ten times during the fiscal year ended December 31, 2008. The Management Development and Compensation Committee met seven times, the Audit Committee met six times, and the Nominating and Governance Committee met five times during the year. Certain meetings were jointly held, and each committee met from time to time in executive session.

On February 25, 2008, James J. O’Connor was elected to serve as Lead Director. He succeeded Judith R. Haberkorn, who had previously served as Lead Director. As Lead Director, Mr. O’Connor presided over executive sessions of the non-employee directors during the year. The Lead Director chairs discussions in executive sessions of the Board, communicates with the Chief Executive Officer regarding discussions during executive sessions of the Board and is available to assist in the Board and committee evaluation processes.

With the exception of Mr. Boscia, all directors participated in at least 75% of all meetings of the Board of Directors and meetings of the Committees on which they served. Board members are expected to attend annual meetings. Seven of the then-current nine directors attended the June 23, 2008 Annual Meeting of Shareholders.

Armstrong Corporate Governance – Website Materials and Printed Copies Available

Information about Armstrong’s corporate governance is available on the Company’s Armstrong.com website under “Company Information” and then “Corporate Governance.” See http://www.armstrong.com/corporate/corporate-governance.html. Posted on that website are the charters of the Audit, Management Development and Compensation, and Nominating and Governance Committees of the Board of Directors, plus the Armstrong Corporate Governance Principles, the Armstrong Code of Business Conduct and the Armstrong Code of Ethics for Financial Professionals. The Board’s Process for “Evaluation of Director Candidates,” a description of “Director Responsibilities and Qualifications” and a “Position Description for an Armstrong Director” are also posted, along with instructions for shareholders who wish to recommend candidates for consideration as directors. In addition, any or all of these documents, as well as copies of our Bylaws and Articles of Incorporation, are available in print free of charge upon request to: Investor Relations, Armstrong World Industries, Inc., P. O. Box 3001, Lancaster, PA 17604-3001.

AUDIT COMMITTEE AND AUDIT COMMITTEE EXPERT

The members of the Audit Committee are:

•	John J. Roberts (Chair and “Audit Committee Financial Expert”)
•	Stan A. Askren
•	Robert C. Garland
•	James J. O’Connor
•	Arthur J. Pergament

The Audit Committee oversees auditing and accounting matters, including the selection, supervision and compensation of the Company’s independent auditors, the scope of the annual audits, non-audit services performed by the auditor, and the Company’s accounting practices and internal accounting controls. The Committee assists the Board of Directors in monitoring the integrity of the Company’s financial statements; the independent auditors’ qualifications, independence and performance; the effectiveness of the Company’s internal audit and legal compliance functions; and compliance by the Company with legal and regulatory requirements.

Each member meets the financial literacy requirements of the New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) rules. The Board of Directors determined that at least one member of this Committee, John J. Roberts, qualifies as an “Audit Committee Financial Expert” as defined in the Securities Exchange Act. Additionally, as noted above, all members of the Audit Committee are independent under the listing standards of the NYSE and within the meaning of the applicable SEC rule pertaining to Audit Committees (Rule 10A-3). The Audit Committee regularly meets independently with the Company’s internal and independent auditors, with the leaders of the Company’s legal compliance function, and with management.

The Company’s Corporate Governance Principles provide that (i) directors who are currently fully employed should not serve on more than two other corporate boards; and (ii) other directors should not serve on more than four other corporate boards. John J. Roberts currently serves on the audit committees of three public companies other than Armstrong. The Nominating and Governance Committee discussed Mr. Roberts’ effectiveness as Chair of the Audit Committee and, based upon the Committee’s recommendation, the Board determined his contemporaneous service on the audit committees of three other public company boards does not impair his ability to effectively serve on Armstrong’s Board and serve as Audit Committee Chair.

Audit Committee Pre-approval Policy

The Audit Committee follows a policy that requires the Audit Committee’s prior approval of any audit, audit-related and non-accounting services provided by the firm that serves as our independent auditor. Pursuant to this policy, management cannot engage the independent auditor for any services without the Audit Committee’s pre-approval. The Audit Committee delegates to the Committee Chair the authority to pre-approve services not exceeding 5% of the total audit fees for the year for purposes of handling immediate needs, with a report to the full Committee of such approvals at its next meeting. The policy complies with Section 10A(i) of the Securities Exchange Act.

AUDIT COMMITTEE REPORT

The Audit Committee engaged KPMG LLP as Armstrong’s independent registered public accounting firm for 2008. In making this selection, the Audit Committee considered KPMG’s qualifications, discussed with KPMG LLP its independence, and reviewed the audit and non-audit services provided by KPMG to Armstrong.

The Audit Committee reviewed and discussed the audited financial statements for fiscal 2008 with the Company’s management. The Audit Committee also discussed with KPMG LLP the matters required to be discussed by the Statement on Auditing Standards on Communication with Audit Committees, as currently in effect. In addition, the Committee discussed with KPMG LLP its independence from the Company and its management, including matters in the written disclosures and letter received by the Committee from KPMG LLP, as required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee on its independence. Based on that review and those discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Armstrong’s Annual Report on Form 10-K for 2008.

Submitted by the Audit Committee

John J. Roberts, Chair

Stan A. Askren

Robert C. Garland

James J. O’Connor

Arthur J. Pergament

See the discussion of “Fees Paid to KPMG” under the heading “Relationship With Independent Auditors” under Proposal 2 (Ratification of Auditors) in this Proxy Statement.

This Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (“SEC”), nor incorporated by reference into any future SEC filing under the Securities Act or the Exchange Act, except to the extent that Armstrong specifically incorporates it by reference therein.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

The members of the Management Development and Compensation Committee are:

•	Judith R. Haberkorn (Chair)
•	Jon A. Boscia
•	James J. Gaffney
•	Russell F. Peppet
•	Alexander M. Sanders, Jr.

The Committee oversees the Company’s compensation and benefit programs and employment practices. It establishes the overall philosophy and policies governing these programs, including those pertaining to management salaries and incentive compensation. The Committee has authority to make grants of share-based awards to executive officers and senior management. As needed, the Committee appoints and monitors outside advisors on compensation and benefit matters. The Committee retains F. W. Cook and Co. to assist in evaluating the Company’s compensation and benefit programs. The consultant has been working with the Committee since 2007. The consultant does not perform any other work for the Company.

The Management Development and Compensation Committee reviews and approves corporate goals and individual objectives relevant to the compensation of the Chief Executive Officer, and jointly with the Nominating and Governance Committee, evaluates the CEO’s performance relative to those goals and objectives; recommends CEO compensation to the independent directors based on the evaluation; oversees the evaluation of the other executive officers and establishes their compensation levels in collaboration with the CEO; recommends the adoption, amendment, or termination of executive compensation and benefit plans, policies, and practices to the Board, and monitors senior management succession planning.

The Committee delegates establishment of certain compensation arrangements and administration of the Committee’s responsibilities to the Senior Vice President, Human Resources and certain members of his staff. Executive officers work with the Committee to propose compensation elements to achieve Company goals and reward performance. Specifically, executive officers provide information about existing compensation plans and arrangements, and define components of the Company’s business plan that are critical to execution of the Plan.

A report from the Committee on Compensation Discussion and Analysis is included in this Proxy Statement.

NOMINATING AND GOVERNANCE COMMITTEE

The members of the Nominating and Governance Committee are:

•	James J. Gaffney (Chair)
•	Jon A. Boscia
•	Judith R. Haberkorn
•	Russell F. Peppet
•	Alexander M. Sanders, Jr.

The Committee monitors the independence of non-employee directors and is responsible for developing and recommending corporate governance guidelines and principles. This Committee is also responsible for identifying qualified Board candidates and recommending directors for appointment to Board committees. The Company has from time to time retained the services of a third-party executive search firm to assist in identifying and evaluating Board candidates.

The Committee also coordinates an annual evaluation of the performance of the Board and each committee and, in conjunction with the Management Development and Compensation Committee, reviews and evaluates the performance of the CEO.

The Committee will consider director candidates nominated by shareholders. The procedures for recommending candidates are posted at www.armstrong.com/corporatena/article9748.html under “About Armstrong” and “Corporate Governance.” Shareholders who wish to suggest individuals for service on the Board of Directors are requested to review the following documents posted on this site: “Process for Evaluation of Director Candidates,” “Director Responsibilities and Qualifications,” and “Position Description for an Armstrong Director.” They should then write to the Secretary at the address set forth on the cover of this Proxy Statement and supply the following information:

•	The full name, address, education and professional experience of the proposed nominee and a statement explaining why this person would be a good director.

•	The consent of the proposed nominee to be considered and to serve, if elected.
•	The proposed nominee’s own self-assessment of qualifications and independence under SEC and NYSE rules and Articles II and III of Armstrong’s Corporate Governance Principles.
•	The number of Armstrong Common Shares held by both the proposed nominee, and by the person(s) supporting the proposed nominee.

Candidates will be considered who can complement the background and experience of current directors. Typically, two aspects of each potential director’s qualifications are considered:

•

Individual director qualities – the personal characteristics that each director should have (such as integrity, independence, diligence, business acumen, collegiality) for the Board to perform effectively as a team; and

•

Specific background skills, experience and competencies – the talents and insights (preferably aligned with corporate business and strategy) that should be present when the entire Board meets, with each individual director contributing in one or more areas.

The Nominating and Governance Committee employs the same basic process for all director candidates, regardless of how they may be proposed for consideration. There have been no changes to the procedures by which shareholders may recommend nominees to the Board of Directors within the past year.

Shareholder Communications

Shareholders and other interested parties may communicate with the Board of Directors, non-employee directors as a group, or individual directors, including the Lead Director, James J. O’Connor. Written communications should be directed to the attention of the Secretary at the Company’s office address on the cover of this Proxy Statement. Materials from shareholders that are addressed to the Board, non-employee directors or individual directors, including the Lead Director, which identify the sender and are sent in care of the Secretary, will be forwarded to the intended recipient or recipients.

Messages to directors can also be sent by email to directors@armstrong.com. Messages to the Nominating and Governance Committee, including recommendations of prospective directors, can be mailed to CorpGovernance@armstrong.com. Messages to these email addresses are collected by the Director of Compliance, the Secretary or their staff and are forwarded to appropriate directors.

CODE OF ETHICS

Armstrong has followed a code of ethics and business conduct for many years. Thomas Armstrong founded the Company as a small cork-cutting shop in 1860 in Pittsburgh. He was determined that his Company act with fairness and in the “balanced best interests (of) customers, shareholders, employees, suppliers, community neighbors, government and the general public.”

Thomas Armstrong was among the first American entrepreneurs to discard the old business maxim of caveat emptor—“Let the buyer beware”—and replace it by practicing the principle of “Let the buyer have faith,” which became an enduring motto for Armstrong.

To memorialize this ethical foundation, in 1960 Armstrong adopted its Operating Principles which incorporate the philosophy of Thomas Armstrong and his successors:

•	To respect the dignity and inherent rights of the individual human being in all dealings with people.
•	To maintain high moral and ethical standards to reflect honesty, integrity, reliability and forthrightness in all relationships.
•	To reflect the tenets of good taste and common courtesy in all attitudes, words and deeds.
•	To serve fairly and in proper balance the interests of all groups associated with the business – customers, stockholders, employees, suppliers, community neighbors, government and the general public.

In 1992, Armstrong built on these Operating Principles and established its “Code of Business Conduct,” which applies to all employees, executives and directors, specifically including our Chief Executive Officer, our Chief Financial Officer and our Controller.

In 2002, Armstrong adopted an additional “Code of Ethics for Financial Professionals,” which applies to all professionals in Armstrong’s finance and controller functions worldwide, including our Chief Financial Officer and our Controller.

These Codes are intended to deter wrongdoing and to promote:

•	Honest and ethical conduct, including handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Full, fair, accurate, timely and understandable public disclosures;
•	Compliance with applicable governmental laws, rules and regulations;
•	The prompt internal reporting of violations of the Codes; and
•	Accountability for compliance with the Codes.

These two Codes, as noted above, are available at http://www.armstrong.com/corporate/corporate-governance.html and in print free of charge. If the substance of either Code is amended, we will note the date and describe the nature of the amendment at that website. We will also note at that website any express or implicit waiver from a provision of either Code granted to any Armstrong officer. To date, no such waivers have been granted.

DIRECTOR INDEPENDENCE

The Board of Directors determined that all its members other than Mr. Lockhart, the Company’s CEO, meet all applicable independence standards and are considered independent directors. Armstrong’s Corporate Governance Principles contain independence standards that meet, and in some cases exceed, those applicable under the rules of the New York Stock Exchange. The Corporate Governance Principles are available at http://www.armstrong.com/corporate/corporate-governance.html. Article III of those Principles deals with director independence and provides:

“Article III. Director Independence from Conflicting Interests

“Board members keep themselves free of conflicts of interest, and avoid situations that give the appearance of conflicts. For purposes of evaluating the independence of directors, the board considers the circumstances of each person. To be considered “independent”, a director must meet the qualifications established by the Company’s principal stock market. Notwithstanding, the board may not consider persons in the following circumstances as independent due to the strong potential for conflict:

•	A person who has been an officer or employee of the Company within the past five years.
•	A person with a material personal or business relationship with Armstrong apart from their directorship.
•	An individual who consults with, is retained by, or receives anything of substantial value from Armstrong aside from compensation as a director.
•	A person who has an immediate family member or significant business interest with a material personal or business relationship with the Company.
•	An executive of another company where the Armstrong Chairman, Chief Executive Officer, or other senior manager serves on the board.”

The Board’s members serve in various other capacities with a number of other organizations. All material commercial, personal and charitable relationships of a director with outside organizations are required to be candidly disclosed to the full Board. It is the Board’s intent that Armstrong engage in no material commercial relationship with those organizations nor direct charitable donations to them beyond what the Company would do on behalf of employees or as part of normal business practices. For this purpose, payments and donations by the non-profit Armstrong Foundation that is supported by the Company are also considered. In evaluating the independence of directors, the Board also considers the type and extent of any commercial relationships and transactions with entities with which directors are affiliated.

Any “related party transaction” as defined under SEC Regulation S-K, Item 404, that may arise is required to be reviewed and approved by the Nominating and Governance Committee, a board committee comprised of independent directors, who must have no connection with the transaction. Related party transactions would include transactions by the Company or any subsidiary with any director, director nominee, executive officer, greater than 5% shareholder, or family member of any of the foregoing, and transactions with businesses affiliated with any director or director nominee that meet the specifications in SEC Regulation S-K Item 404. The Chair of the Nominating and Governance Committee has authority to approve transactions involving sums less than the disclosure threshold set in Item 404. The material details of any such matters are required to be disclosed to the Committee at its next regular meeting. During 2008, there were no such transactions, and none were proposed for approval.

Any waiver of the Company’s Code of Business Conduct, particularly its conflicts-of-interest provisions, that may be proposed to apply to any director or executive officer also must be reviewed in advance by the Nominating and Governance Committee, which would be responsible for making a recommendation to the Board of Directors for approval or disapproval. The Board’s decision on any such matter would be disclosed publicly in compliance with applicable legal standards and the rules of the Company’s principal stock exchange. There were no waivers or exemptions from the Code of Business Conduct in 2008.

As noted above, the Nominating and Governance Committee annually reviews the independence of all directors and reports its findings to the full Board. Applying applicable legal and regulatory standards and Armstrong’s Corporate Governance Principles, the Committee reviewed and considered relationships between Armstrong, its affiliates and subsidiaries, on the one hand, and each director, entities affiliated with him or her, and/or any member of his or her immediate family, on the other hand. Based on all of the relevant facts and circumstances, there was no relationship or interest that the Committee or the Board determined was material to any director or was likely to impair his or her independence.

Based on the recommendation of the Nominating and Governance Committee, the Board of Directors, at its meeting on February 23, 2009, determined that all non-employee directors satisfied the independence criteria set forth in the listing standards of the New York Stock Exchange, applicable statutes, rules and regulations of the SEC and the Armstrong Corporate Governance Principles.

These independent directors, constituting all of the non-employee members of the Board, are: Stan A. Askren, Jon A. Boscia, James J. Gaffney, Robert C. Garland, Judith R. Haberkorn, James J. O’Connor, Russell F. Peppet, Arthur J. Pergament, John J. Roberts and Alexander M. Sanders, Jr. As the Chief Executive Officer of Armstrong World Industries, Inc., Mr. Lockhart is not independent.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As discussed above, and except for compensation and related arrangements discussed in this Proxy Statement, there were no relationships or transactions in which directors, executive officers, or others have a direct or indirect material interest known to the Company during 2008, nor are there any currently proposed, which require disclosure under SEC regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of March 27, 2009, each person or entity known to Armstrong that may be deemed to have beneficial ownership of more than 5% of the Company’s outstanding Common Shares. In accordance with applicable rules of the Securities and Exchange Commission, this information is based on Section 13G information filed with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding(2)
Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust(1) c/o Kevin E. Irwin Keating Muething & Klekamp PLL One East Fourth Street, Suite 1400 Cincinnati, OH 45202	36,981,480	64.4%

(1)

A Schedule 13G was filed on February 9, 2007, by Harry Huge, Managing Trustee, on behalf of said Trust. A Schedule 13G was filed on January 23, 2007 by Dean M. Trafelet in his capacity as the Future Claimants’ Representative (“FCR”) under the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust Agreement, effective October 2, 2006. Mr. Trafelet, in his capacity as FCR, has certain consent rights with respect to the voting of the Common Shares held by the Trust. The Trust is a party to a Shareholder and Registration Rights Agreement with the Company dated as of October 2, 2006, which includes therein specified voting obligations of the Trust.

(2)	In accordance with applicable rules of the Securities and Exchange Commission, this percentage is based on Armstrong’s Common Shares outstanding as of March 27, 2009.

SECURITY OWNERSHIP OF MANAGEMENT

Ownership of Directors and Executive Officers

The following table shows the amount of Company Common Shares beneficially owned by each director, each individual named in the Summary Compensation Table (“Named Executive Officers”) and all directors and executive officers as a group. The Named Executive Officers for 2008 were Michael D. Lockhart, F. Nicholas Grasberger, Donald A. McCunniff, Frank J. Ready, John N. Rigas and Stephen J. Senkowski (“Named Executive Officers”). The ownership rights in these Common Shares consist of sole voting and investment power, except where otherwise indicated. No individual listed below beneficially owns 1% or more of the outstanding Common Shares. Collectively, all of the directors, the individuals named in the Summary Compensation Table and executive officers as a group beneficially own less than 1.5% of the outstanding Common Shares. This information is as of March 27, 2009.

Name	Common Stock	Common Stock Restricted(1)		Stock Options Exercisable within 60 Days	Total Beneficial Ownership	Phantom Stock Units(2)
Stan A. Askren	—	10,963		—	10,963	—
Jon A. Boscia	—	10,963		—	10,963	—
James J. Gaffney	—	4,963		—	4,963	10,308
Robert C. Garland	1,285	15,271	(3)	—	16,556	—
Judith R. Haberkorn	—	4,963		—	4,963	10,308
Michael D. Lockhart	25,000	50,000	(4)	170,494	245,494	—
James J. O’Connor	—	14,051	(5)	—	14,051	—
Russell F. Peppet	—	15,271	(3)	—	15,271	—
Arthur J. Pergament	—	15,271	(3)	—	15,271	—
John J. Roberts	—	4,963		—	4,963	10,308
Alexander M. Sanders, Jr.	—	15,271	(3)	—	15,271	—
F. Nicholas Grasberger III	13,800	73,106		48,528	135,434	—
Donald A. McCunniff	6,377	27,137		29,018	62,532	—
Frank J. Ready	5,942	36,249		29,018	71,209	—
John N. Rigas(6)	12,300	—		65,292	77,592	—
Stephen J. Senkowski(7)	10,933	36,800		58,037	105,770	—
Directors, Named Executive Officers, and executive officers as a group (18 persons)	77,371	358,420		408,272	844,063	30,924

(1)	The participants have voting power but not investment power.

(2)

Consists of phantom stock units held pursuant to the 2006 Phantom Stock Unit Plan for non-employee directors. The participants have no voting or investment power. The participants have no right to sell the stock units.

(3)	Includes 10,308 stock units converted from phantom stock units under the 2006 Phantom Stock Unit Plan to stock units under the 2008 Directors Stock Unit Plan.

(4)

Mr. Lockhart’s restricted stock consists of 50,000 Common Shares. A grant of 75,000 Common Shares vests in three equal installments at two, three and four years from October 2, 2006 (25,000 have already vested and are unrestricted). In 2007 and 2008, Mr. Lockhart received grants of performance-restricted shares with targets of 37,900 and 58,390 shares, respectively. Based on the Company’s performance, it is unlikely the threshold criteria established for the 2007 and 2008 grants will be met. In February 2009, Mr. Lockhart received a grant of performance-restricted shares with a target of 116,624 shares. Mr. Lockhart does not have voting or investment power with respect to any performance-restricted shares.

(5)	Includes 9,088 stock units converted from phantom stock units under the 2006 Phantom Stock Unit Plan to stock units under the 2008 Directors Stock Unit Plan.

(6)	John N. Rigas was a Named Executive Officer, Senior Vice President and General Counsel, until August 1, 2008 at which time his retirement became effective.

(7)	Stephen J. Senkowski was a Named Executive Officer, Executive Vice President and Chief Executive Officer, Armstrong Building Products & Asia-Pacific Operations, until April 1, 2009 at which time his retirement became effective.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Securities and Exchange Commission (“SEC”) regulations require Armstrong directors and executive officers, and any persons beneficially owning more than ten percent of its Common Shares, to report to the SEC their ownership of this stock and any changes in that ownership. SEC regulations also require these persons to furnish the Company with copies of these reports. SEC rules require the Company to report any failure to timely file those reports in the previous fiscal year.

Based solely upon our review of copies of reports furnished to us and written representations from directors and executive officers, we believe that all of these filing requirements were satisfied by Armstrong’s directors and executive officers during 2008 in a timely manner.

EQUITY COMPENSATION PLAN INFORMATION

This table provides information on Armstrong’s equity compensation plans and reflects the dividend paid on March 31, 2008. The figures in column (a) represent stock options to purchase Armstrong Common Shares, performance restricted shares, restricted stock and restricted stock units, all granted under the Company’s 2006 Long-Term Incentive Plan. The figures in columns (b) and (c) relate to the same Plan. The figure in Column (b) relates only to 1,851,712 stock options, since no payment is required under the grants of the other awards. The Common Shares in column (c) have been adjusted to reflect the Common Shares tendered from share tax withholding. All figures are as of December 31, 2008 as specified by SEC regulations.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	2,389,616	$29.85	3,092,888
Equity compensation plans not approved by security holders	0	n/a	0
Totals	2,389,616	$29.85	3,092,888

COMPENSATION DISCUSSION AND ANALYSIS

The Management Development and Compensation Committee (“Committee”) oversees Armstrong’s compensation and benefit programs and employment practices.

Armstrong designs its compensation and benefit programs to:

•	Attract and retain talent by offering competitive compensation packages;
•	Align management with shareholders by ensuring that management does well when shareholders do well;
•	Pay for performance by paying more when financial and/or individual results meet or exceed established goals and paying less when goals are not met;
•	Motivate executives by placing a significant amount of their pay “at risk,” dependent upon achievement of specified results.

Our executive compensation package has five parts:

•	Base Salary – The Company pays competitive base salaries that are evaluated each year and may be adjusted to reflect individual performance and market conditions.
•

Annual Bonus – The annual incentive bonus is designed to focus management on achieving annual financial goals by placing a significant amount of their pay at risk. The higher the level of management responsibility, the greater the amount of pay at risk.

•

Long-Term Incentive Compensation – Armstrong’s long-term incentive plan, comprised of restricted stock and stock option grants, is intended to encourage executives to build long-term shareholder value.

•	Employee Benefits – Armstrong offers health, welfare, and retirement benefits that are competitive with those offered by peer companies to attract and retain talented employees.
•	Perquisites – Armstrong limits executive perquisites to programs that benefit the Company.

Armstrong reviews its compensation and benefits to keep them current and competitive. The Company establishes benchmark guidelines based on a number of national compensation surveys and on the pay and benefit practices of comparable companies.

Base Salary

Armstrong has a base salary range for each position in the Company. The midpoint of a range is developed using the median salaries for equivalent positions at comparable companies, adjusted for differences in company size.

The Committee evaluates Named Executive Officers’ base salaries every year. An executive’s salary is compared to the salary range midpoint. The Committee also considers any salary change in the competitive market and the executive’s prior year performance including the performance of the executive’s business unit or functional area, safety, people development, teamwork, productivity, quality, and diversity. Salary increases are larger for executives whose performance is more than fully satisfactory and for executives whose salaries are below the mid-point of the range. After this evaluation, the Committee approves salary changes for executive officers except for Mr. Lockhart. The Committee recommends Mr. Lockhart’s salary to the Board of Directors who decides his pay; Mr. Lockhart is not present for these discussions.

The 2008 base pay for the current Named Executive Officers ranged from $357,875 to $980,000, as detailed in the Summary Compensation Table.

The Named Executive Officers did not receive an increase in base pay for 2009. The Committee felt it was prudent not to provide increases due to difficult global business conditions.

Annual Bonus

Armstrong’s annual bonus plan is the Management Achievement Plan (“MAP”). The MAP applies to senior and middle managers and pays for achieving financial goals.

Establishing the target bonus

The MAP sets a target bonus equal to a percentage of each participant’s annual base salary. As a guide in establishing the percentages, the Company considers the median bonus levels at comparable companies, adjusted for differences in company size. For the Named Executive Officers, the target bonus percentages range from 50% to 125% of annual base salary.

Name and Position	Target Bonus % of Salary
M. D. Lockhart, Chairman & CEO	125%
S. J. Senkowski, Executive VP(1)	70%
F. J. Ready, Executive VP(2)	70%
F. N. Grasberger, Senior VP & CFO(3)	65%
D. A. McCunniff, Senior VP, Human Resources	50%

(1)	Mr. Senkowski received his 2008 MAP payment, paid in 2009; he will not receive a payment for his three months worked in 2009.

(2)	Mr. Ready was promoted effective April 1, 2008.

(3)	Mr. Grasberger succeeded Mr. Senkowski, effective April 1, 2009. His target bonus did not change with this move.

How bonus payments are determined

Annual bonus payments are determined by comparing corporate and business unit operating income (excluding costs for incentive compensation and one-time items discussed below) to the operating income goals established by the Committee, which are generally equal to the annual budget and not easily attained.

The items listed below are excluded from operating income when calculating the bonus payment. These Items are excluded to avoid penalizing or rewarding executives for unusual events or one-time items, and to avoid giving executives an incentive to delay decisions necessary for the health of the business which reduce operating income when implemented. The excluded items are:

•	Expenses relating to Chapter 11 issues;
•	Gains or losses on the sale of businesses or assets;
•	Significant restructuring and unusual one-time items;
•	Discontinued businesses;
•	Asset impairments; and
•	Changes in accounting practices.

The bonuses of executive officers are determined by comparing corporate financial results to the target, except for Messrs. Ready and Senkowski, and Mr. Grasberger effective April 1, 2009, whose MAP bonus payment is based 30% on corporate results and 70% on their respective business unit results. The table below shows the relationship between financial target achievement and maximum payout percentages.

2008 MAP Payment Schedule

% Achievement of Financial Target	Maximum Payment as % of Target Bonus
Less than 80%	0%
80%	70%
85%	90%
90%	110%
100%	120%
110%	130%
120%	140%
140%	160%
160%	180%
180% and above	200%

Participants are advised to expect a bonus payment twenty percentage points below the maximum payment schedule. The Committee may adjust the payment percentage based on factors such as individual performance, the Company’s performance compared to competitors, external business conditions, and the achievement of strategic goals.

The Company’s 2008 adjusted operating income was 81% of the $335.6 million goal. Seven of ten business units’ financial results met or exceeded the 80% threshold. The remaining three business units were below the 80% threshold. Lower sales volume due to reduced market opportunity accounted for nearly all of the shortfalls. All three business units below the threshold achieved favorable selling, general and administrative (SG&A) and manufacturing period expense performance.

The Committee considered Mr. Lockhart’s recommended individual MAP payments when establishing the 2008 bonus payments for the executive officers. Messrs. Senkowski, Grasberger, and McCunniff received bonus payments twenty percentage points below the maximum payment schedule. Mr. Ready’s bonus was paid at the maximum.

Long-Term Incentives

Stock grants link management compensation to shareholder returns and thereby focus management on the long-term performance of the Company. These awards are made under the Company’s 2006 Long-Term Incentive Plan (“LTIP”). These grants vest over a multi-year period, providing an incentive for executives to stay with the Company.

When an executive is hired, an annual target grant value, stated as a percentage of the executive’s annual base salary, is established. For the Named Executive Officers, this ranges from 110% of base salary to 338%. As a guide in determining the percentages, the Company considers the median of the long-term incentive percentages for comparable jobs at comparable companies, adjusted for differences in company size. The target percentage changes only in the event of promotion, or a significant change in the competitive guidelines or responsibilities. The Committee may adjust grants based on individual potential and performance. This allows for the recognition of executives’ superior performance even in difficult times.

Name and Position	LTIP Target % of Salary
M. D. Lockhart, Chairman & CEO	338%
S. J. Senkowski, Executive VP(1)	215%
F. J. Ready, Executive VP(2)	180%
F. N. Grasberger, Senior VP & CFO(3)	180%
D. A. McCunniff, Senior VP, Human Resources	110%

(1)	Mr. Senkowski did not receive a grant in 2009 based on his retirement effective April 1, 2009.

(2)	Mr. Ready’s position changed effective April 1, 2008. His LTIP target was adjusted in February 2009.

(3)	Mr. Grasberger succeeded Mr. Senkowski effective April 1, 2009. His LTIP target did not change with this move.

Annual stock grants are approved by the Committee for everyone except for Mr. Lockhart, whose grants are approved by the Board of Directors. Grants are made on the date of the Company’s regular February Board of Directors meeting. Restricted stock is valued using the closing stock price on the grant date. The Black Scholes value of these stock options is used when determining the number of options to grant.

Stock grants for new hires who are not executive officers may be approved by the Committee Chair. These grants are made on or about the date of hire and are reported to the full Committee at the next scheduled meeting.

2008 Stock-Based Awards

2008 was the second year of the LTIP moratorium for most senior executives who received emergence equity grants when the Company emerged from Chapter 11 on October 2, 2006. Therefore, only 273,156 shares of restricted stock/units were granted in 2008. This includes 25,700 restricted shares granted to Mr. Grasberger in accordance with his offer letter. In addition, Mr. Lockhart received 110,370 stock options and 58,390 performance restricted shares; the number of stock options and the exercise price were adjusted as a result of a special cash dividend of $4.50 per share paid on March 31, 2008.

On April 27, 2008, the Committee authorized a special grant of 20,000 stock options to Mr. Grasberger for retention purposes. These options vest in four equal installments at one, two, three and four years from the grant date. The stock option exercise price was based on the April 27, 2008 closing price of $36.74.

2009 Stock-Based Awards

Due to the current difficult economic environment and significant decline in the equity markets, including Armstrong stock, the Committee limited the total number of Common Shares available for the 2009 LTIP grants to one million. To meet this share usage goal, the Committee chose to modify the 2009 LTIP grant delivery from past practices. Time-based restricted stock was issued in lieu of stock options for all participants except the executive officers; Messrs. Ready, Grasberger and McCunniff received 50% of their award in time-based restricted stock. Mr. Lockhart received his grant as outlined in the CEO Compensation section. The award value for those receiving time-based restricted stock was reduced by 25% to reflect the lower risk. An additional proportionate reduction was applied to all participants’ award values, including Messrs. Lockhart, Ready, Grasberger and McCunniff, in order to meet the one million share usage goal. Mr. Senkowski did not receive a grant due to his retirement, effective April 1, 2009.

Pay-for-Performance

Armstrong’s success depends on consistent, excellent financial and operational performance. To focus executives on delivering short- and long-term results, a significant amount of their total compensation – between 61% and 82% of direct compensation – is dependent on achieving specified results. The executives’ direct compensation comprises base salary, long-term incentive and annual bonus. The Company pays more when financial and/or individual results meet or exceed goals and less when goals are not met.

The table below shows how much of the 2009 compensation for the Company’s Named Executive Officers is performance-based. It also shows that the majority of compensation is based on long-term performance.

Targeted Direct Compensation at Risk

Name and Position	% Direct Compensation at Risk	From Long-Term Incentive	From Annual Bonus

M. D. Lockhart, Chairman & CEO	82%	60%	22%

S. J. Senkowski, Executive VP(1)	74%	56%	18%

F. J. Ready, Executive VP	71%	51%	20%

F. N. Grasberger, Senior VP & CFO(2)	71%	52%	19%

D. A. McCunniff, Senior VP, Human Resources	61%	42%	19%

(1)	Mr. Senkowski’s percentages no longer apply due to his retirement, effective April 1, 2009.

(2)	Mr. Grasberger succeeded Mr. Senkowski effective April 1, 2009. His targeted direct compensation at risk did not change with his move.

Employee Benefits

To attract and retain talented employees, Armstrong offers a comprehensive package of health, welfare and retirement benefits that are competitive with those offered by other large employers. The benefit plans for senior managers are generally the same as those provided to other salaried employees with two exceptions: executives pay health care premiums that are 40% higher than those paid by most salaried employees, and executives are eligible to receive enhanced Company-paid long-term disability benefits.

Pension Benefits, Retirement Savings

Salaried employees who were hired before January 1, 2005, and who had a specific combination of age and service, including Messrs. Lockhart, Senkowski, and Ready, are eligible to participate in the Company’s qualified defined pension benefit plan, the Retirement Income Plan. The Company also established a nonqualified pension plan, the Retirement Benefit Equity Plan, to pay any benefit that cannot be paid under the RIP due to statutory limits. The 401(k) match for Named Executive Officers, except for Messrs. Grasberger and McCunniff, is the same match offered to salaried employees hired before January 1, 2005. Armstrong matches 50% of the first 6% of employee contributions, up to a maximum Company match of $7,750 for 2008.

Salaried employees hired on or after January 1, 2005, including Messrs. Grasberger and McCunniff, are not eligible to participate in the RIP. They are eligible to participate in a 401(k) savings plan with a larger Company match. In 2008, Messrs. Grasberger and McCunniff each contributed a total of $15,500 which provided them the full company match of $15,500, the maximum allowed for all participants in the plan. An unfunded, nonqualified deferred compensation plan was established for managers hired on or after January 1, 2005, to defer up to an additional 8% of earnings exceeding $193,750 in 2008 (based on the Internal Revenue Code 402(g) elective deferral limit in effect for the plan year). Both Messrs. Grasberger and McCunniff participate in this plan.

Life Insurance

Messrs. Senkowski and Ready are participants in split dollar life insurance policies entered into in 1996 and 1997, respectively. Armstrong ceased paying the premiums on the policy for Mr. Senkowski in 2003 and for Mr. Ready in 2007. Armstrong retains a collateral interest in the policies’ cash value equal to the premiums paid by the Company. Upon each executive’s 62nd birthday, Armstrong will receive the money it paid in premiums for these policies.

Perquisites

For the Named Executive Officers, Armstrong provides two executive perquisites: a Company-paid yearly physical examination and an annual reimbursement of up to $4,500 for personal financial planning and tax preparation services. In addition, Mr. Lockhart has the personal use of the Company aircraft.

CEO Compensation

The Committee uses the same principles to establish Mr. Lockhart’s compensation that it uses to evaluate the other named executives. However, the Board of Directors approves all compensation-related actions, plans, and agreements involving the CEO.

Each year the Committee compares Armstrong’s CEO total direct compensation (base salary, annual bonus, and long-term incentive compensation) to that of CEOs of the 15 selected manufacturing companies listed below. This list was updated in 2008 to comprise companies with sales revenue closer to Armstrong’s (median sales of $3.7B). The list includes six U.S. companies from Armstrong’s financial performance peer group, and excludes companies that are outside the building and construction industry.

Sherwin-Williams Co.	Mohawk Industries, Inc.	Black & Decker Corp.
USG Corp.	Owens Corning	Stanley Works
Leggett & Platt, Inc.	Lennox International	Steelcase, Inc.
W. R. Grace & Co.	Vulcan Materials Co.	Acuity Brands, Inc.
Martin Marietta Materials, Inc.	Herman Miller, Inc.	Louisiana-Pacific Corp.

Mr. Lockhart’s Direct Compensation at Target

U.S. Dollars ($K)

Actual Base Salary	$980

Target Annual Bonus (125% of Salary)	$1,225

Present Value of Long-Term Incentive Grant [150% of (base salary + target bonus)]	$3,308

Targeted Total Direct Compensation	$5,513

Mr. Lockhart has an Employment Agreement entered into on August 7, 2000. This agreement specifies the level and terms of his annual incentive and long-term incentive awards, severance benefits for termination not related to a change in control, two years of credited pension service for each year worked and reasonable personal use of Company aircraft which includes a tax gross-up benefit. This agreement currently extends to August 7, 2009. The agreement renews each August 7 unless the Board of Directors gives notice 180 days in advance not to extend the agreement. In December 2008, the Board opted to allow the contract to renew again in 2009.

Mr. Lockhart’s Employment Agreement was modified in October 2008 to comply with Section 409(A) of the Internal Revenue Code. His Change in Control Agreement was also modified as noted in the Change in Control Agreements section. Mr. Lockhart signed a waiver to his Employment and Change in Control Agreements based on the reduction to his LTIP grant values.

Mr. Lockhart is entitled to the same executive perquisites as the other named executives: a yearly physical examination and annual reimbursement of up to $4,500 for personal financial planning and tax preparation services. In addition, Mr. Lockhart is permitted personal use of Company aircraft. This allows him to make more productive use of his time and travel in a more secure environment. The Board of Directors believes it is appropriate and in the best interest of the Company to maximize the time he has to focus on Company business.

Mr. Lockhart’s 2008 Annual Bonus

Mr. Lockhart participates in the Management Achievement Plan. The Committee evaluated

Mr. Lockhart’s 2008 performance and recommended his bonus payment which the Board of Directors approved. The Company’s performance relative to competitors was a key factor in determining his payment.

Mr. Lockhart’s 2008 LTIP Grant

The Committee approved two long-term incentive grants for Mr. Lockhart on February 25, 2008. The first grant consisted of stock options having a present value of $1,323,000, which comprised 40% of his total award value. The number of stock options granted was determined based on a Black-Scholes valuation factor. The options have a ten-year term vesting at one, two, and three years from the grant date.

The second grant consisted of performance restricted shares with a value of $1,985,000, which comprised 60% of his total award value. The Committee established a three-year performance period extending from January 1, 2008 to December 31, 2010 with a 50% weighting on cumulative normalized earnings before interest, taxes, depreciation and amortization (“EBITDA”) and a 50% weighting on cumulative free cash flow excluding the impact of acquisitions, divestitures and other unusual items. The Committee established a financial target for each measure and a payout schedule to determine the number of Common Shares that would be earned.

Mr. Lockhart’s 2008 Options Exercised and Stock Vested

On October 1, 2008, 25,000 restricted shares were free of restrictions. The value realized on the lapse of restrictions was based on the closing price of the Company’s stock of $28.85. A total of 78,855 stock options vested with an exercise price of $29.37.

Mr. Lockhart’s 2009 LTIP Grant

As noted previously in the Long-Term Incentives section, Mr. Lockhart’s 2009 LTIP grant was reduced proportionate to all other participants’ based on the Committee’s decision to limit share usage to one million.

Change in Control Agreements

Messrs. Lockhart, Ready, Grasberger and McCunniff are covered under Individual Change in Control Agreements to provide a competitive level of financial security in the event of a change in control. The agreements for Messrs. Lockhart and Ready were triggered when the Company emerged from Chapter 11 on October 6, 2006, and will expire on October 31, 2009; they will receive payments if they are terminated for reasons other than cause, or if they resign for good reason. Unlike Messrs. Lockhart and Ready, Messrs. Grasberger and McCunniff joined the Company during AWI’s Chapter 11 reorganization. Therefore, their Change in Control Agreements were not triggered by the Company’s emergence from Chapter 11. Their agreements will expire on September 30, 2010.

The Change in Control Agreements were modified in October 2008 to:

•	Clarify that the agreements are between the executive and Armstrong World Industries, Inc.;
•	Reflect the scheduled expiration date of October 31, 2009 for Messrs. Lockhart and Ready, or September 30, 2010 for Messrs. Grasberger and McCunniff;
•	Comply with Section 409A of the Internal Revenue Code;
•	Clarify the definition of a Change in Control; and
•	Eliminate provisions no longer applicable.

The benefit provisions selected at the time the agreements were established matched prevailing practice. Details of these agreements are shown under Potential Payments Upon Termination or Change in Control. The Named Executive Officers who received an LTIP grant signed waivers to their Change in Control Agreements based on the reduction in their LTIP grant values.

Tax Deductibility of Compensation

Armstrong’s annual and long-term incentive plans are designed to qualify cash and certain stock incentives as performance-based compensation under Section 162(m) of the Internal Revenue Code (“IRC”). This compensation includes the MAP, performance restricted shares and stock option grants where the payment or award provisions comply with the IRC requirements.

COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of Armstrong’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the Management Development and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Management Development and Compensation Committee

Judith R. Haberkorn, Chair

Jon A. Boscia

James J. Gaffney

Russell F. Peppet

Alexander M. Sanders, Jr.

This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor incorporated by reference into any future SEC filing under the Securities Act or the Exchange Act, except to the extent that Armstrong specifically incorporates it by reference therein.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation reported for each of the Named Executive Officers for the fiscal year ended December 31, 2008. The table also sets forth the information regarding the fiscal 2007 and 2006 compensation for Messrs. Lockhart, Grasberger, Senkowski, Ready and Rigas because they were also Named Executive Officers in those fiscal years. 2008 is the first year Mr. McCunniff met the criteria for inclusion in the Summary Compensation Table. Therefore, Mr. McCunniff’s data for 2008 is the only information included.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)			All Other Compensation(4)		Total
M. D. Lockhart Chairman of the Board, President and CEO	2008 2007 2006	$980,000 980,000 980,000		— — —		$592,141 1,275,383 172,875	$1,700,726 1,258,507 148,500		$786,000 5,411,400 4,162,000		$1,392,089 1,091,915 789,956		$240,795 198,856 221,896	(5)	$5,691,751 10,216,061 6,475,227

F. N. Grasberger Senior Vice President and Chief Financial Officer	2008 2007 2006	$496,250 481,250 465,000		— — —	$ $	563,587 381,708 95,427	$537,349 491,832 81,972		$180,600 1,232,000 1,196,000		— — —		$60,745 59,243 54,968	(6)	$1,838,531 2,646,033 1,893,367

S. J. Senkowski Executive Vice President and CEO, Armstrong Building Products and Asia-Pacific Operations	2008 2007 2006	$590,000 585,000 565,000		— — —		$508,944 508,944 127,236	$655,776 655,776 109,296		$380,000 1,747,200 1,684,000		$32,483 26,022 185,672		$14,634 14,755 14,153		$2,181,837 3,537,697 2,685,357

F. J. Ready Executive Vice President and CEO, North American Floor Operations	2008 2007 2006	$436,750 392,000 374,500	$	— — 367,000		$254,472 254,472 63,618	$327,888 327,888 54,648		$68,000 763,400 694,000		$139,639 46,971 30,706		$10,745 10,982 13,157		$1,237,494 1,795,713 1,597,629

D. A. McCunniff Senior Vice President, Human Resources	2008	$357,875		—		$254,472	$327,888		$100,200		—		$41,278	(6)	$1,081,713

J. N. Rigas Former Senior Vice President and General Counsel	2008 2007 2006	$229,833 391,000 382,000	$	— — 382,000		$87,423 254,472 63,618	$(202,983 327,888 54,648)	$	— 843,400 819,000	$	— 76,214 63,646	(3)	$2,537,359 13,216 13,240	(7)	$2,651,632 1,906,190 1,778,152

(1)

The amounts reflect the expense for awards made pursuant to the 2006 Long-Term Incentive Plan recognized for financial statement reporting purposes in accordance with FAS 123R, but disregards forfeitures related to service-based vesting as directed by SEC regulations for this purpose. The assumptions used to calculate these amounts are set forth in the Company’s Consolidated Financial Statements. It is unlikely that the performance threshold for Mr. Lockhart’s 2007 performance restricted stock grant will be met; therefore, an accrual of $583,883 was reversed in December 2008. Pursuant to a Settlement Agreement in Full and Final Release of All Claims dated December 23, 2008 between Mr. Rigas and the Company, which was entered into in connection with Mr. Rigas’ retirement, 20,700 shares of unvested restricted stock and 65,292 unvested stock options previously granted to Mr. Rigas vested on December 31, 2008.

(2)

The 2008 amounts disclosed are the awards under the 2008 Management Achievement Plan. As specified under the Management Achievement Plan, award amounts are subject to a mandatory reduction of up to $20,000 to the extent a corresponding contribution can be made to the Bonus Replacement Retirement Plan which is a qualified, tax-deferred profit sharing plan. For 2008, $20,000 reductions were made for each of Messrs. Lockhart, Senkowski, and Ready; Mr. McCunniff had a reduction of $15,000. The payments were approved by the Management Development and Compensation Committee at its February 22, 2009 meeting.

(3)

The amounts in this column show the change in pension value under the Retirement Income Plan and the Retirement Benefit Equity Plan. Additional information regarding these plans follows the Pension Benefits Table. Additional information regarding deferred compensation follows the Nonqualified Deferred Compensation Table. Mr. Rigas had a reduction of $39,080 in the calculated value of his accrued pension benefit from December 31, 2007 to December 31, 2008.

(4)

The amounts shown in the “All Other Compensation” column include: (i) Company matching contribution to the Savings and Investment Plan (and for Messrs. Grasberger and McCunniff to the Armstrong Nonqualified Deferred Compensation Plan); (ii) premiums for long-term disability insurance; (iii) tax assistance payments on imputed income related to personal use of Company aircraft; (iv) tax assistance payments on imputed income related to spouse travel on company aircraft when traveling to Board of Directors’ meetings; and (v) personal benefits (“perquisites”) consisting of medical examinations, financial planning expense reimbursements and personal use of Company aircraft to the extent the total perquisite value is $10,000 or greater per individual. For each person other than Mr. Lockhart, the total value of all such perquisites did not reach $10,000, and is not included in the amount shown.

(5)

The amounts shown include the aggregate incremental cost (e.g., fuel, landing fees and incremental crew expenses) of Mr. Lockhart’s personal use of Company aircraft of $184,100 and the reimbursement for related taxes incurred of $44,302. He participated in the medical examination program where the cost is paid by the Company.

(6)

Messrs. Grasberger and McCunniff received a Company matching contribution of $15,500 under the Savings and Investment Plan. Mr. Grasberger was credited with a Company matching contribution of $38,610 under the Armstrong Nonqualified Deferred Compensation Plan in accordance with the terms of these plans while Mr. McCunniff was credited with $21,086.

(7)	The amount shown includes $2,525,894 paid to Mr. Rigas under his Change in Control Agreement in connection with his retirement on August 1, 2008.

The material terms of Mr. Lockhart’s Employment Agreements are described in the Compensation Discussion and Analysis (CD&A). The CD&A also explains the Company’s approach for setting the amount of base salary and annual bonus in proportion to total compensation.

GRANTS OF PLAN-BASED AWARDS

The table below shows information on annual incentive compensation, stock options and performance restricted share awards which were provided to the Company’s Named Executive Officers in 2008. There is no assurance that the Grant Date Fair Value of Stock and Option Awards will be realized by the executive.

									All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
M. D. Lockhart	(1)	N/A	$612,500	$1,225,000	$2,450,000
	(2)	2/25/2008								131,904	$28.45	$1,322,963
	(2)	2/25/2008				29,195	58,390	87,585				1,985,260

F. N. Grasberger	(1)	N/A	$161,280	$322,560	$645,120
	(3)	2/25/2008							25,677			$873,018
	(4)	4/27/2008								20,000	$36.74	273,105

S. J. Senkowski	(1)	N/A	$206,500	$413,000	$826,000

F. J. Ready	(1)	N/A	$147,900	$295,800	$591,600

D. A. McCunniff	(1)	N/A	$89,470	$178,940	$357,880

J. N. Rigas	(1)	N/A

(1)

The amounts shown represent the 2008 participation by the Named Executive Officers in the Management Achievement Plan (“MAP”). The actual payouts approved by the Committee on February 22, 2009 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

On February 25, 2008, the Committee authorized the grant of nonstatutory stock options having a Black-Scholes value of $1.323 million and a three-year performance restricted share grant with a value of $1.985 million to Mr. Lockhart. Under the terms of Mr. Lockhart’s Employment Agreement, he is to receive annual long-term incentive awards with an aggregate value on the date of grant equal to 150% of the sum of his base salary and annual incentive opportunity at target performance. 40% of the value is to be granted as stock options and 60% as three-year performance restricted share grants. The number of shares granted and the stock option exercise price was originally based on the February 25, 2008 closing price of $34.00. This value resulted in a grant of 110,370 stock options and 58,390 performance restricted shares. As required under the 2006 Long-Term Incentive Plan, the number of stock options was adjusted to 131,904 and the exercise price was adjusted to $28.45, as a result of a special cash dividend of $4.50 per Common Share paid on March 31, 2008.

The stock options have a stated ten-year term and will vest in three installments at one year (47,189 shares), two years (43,902 shares) and three years (40,813 shares) from the grant date. The performance restricted shares may be earned over the three-year performance period of January 1, 2008 through December 31, 2010 based on a 50% weighting on cumulative normalized EBITDA and a 50% weighting on cumulative free cash flow excluding the impact of acquisitions and divestitures. The Committee established a financial target for each measure and a payout schedule to determine the number of shares that will be earned. If the Company declares cash dividends in the future, Mr. Lockhart will accrue an amount equal to the dividend that would have been paid on the number of performance restricted shares granted at Target in a non-interest bearing account. Mr. Lockhart would receive a cash payment for any accrued dividends following the conclusion of the performance period. Such payment shall be adjusted, up or down, in proportion to the number of shares earned.

(3)

On February 25, 2008, the Committee authorized a restricted stock grant to Mr. Grasberger having a value of $873,018 representing Mr. Grasberger’s 2008 long-term incentive award. Restrictions lapse in three equal installments at two, three and four years from the grant date. The number of shares granted was based on the February 25, 2008 closing price of $34.00. Any cash dividends declared will be accrued in a non-interest bearing account and paid to Mr. Grasberger when the restrictions on the underlying shares lapse.

(4)

On April 27, 2008, the Committee authorized a special grant of 20,000 stock options to Mr. Grasberger for retention purposes. These options vest in four equal installments at one, two, three and four years from the grant date. The stock option exercise price was based on the April 27, 2008 closing price of $36.74.

(5)	The assumptions used to calculate these values for the 2008 grants are set forth in Note 25 to the Company’s Consolidated Financial Statements for the year ended December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below shows the number of Common Shares covered by exercisable and unexercisable stock options and unvested restricted stock awards held by the Company’s Named Executive Officers on December 31, 2008.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Name	Exercisable	Unexercisable
M. D. Lockhart	78,855 23,360	157,710 40,740 131,904		$29.37 39.88 28.45	10/2/2016 2/19/2017 2/25/2018	50,000	$1,081,000	37,900 58,390	$819,398 1,262,392

F. N. Grasberger	43,528	87,056 20,000		$29.37 36.74	10/2/2016 4/27/2018	27,600 25,677	$596,712 555,136

S. J. Senkowski (5)	58,037	116,075		$29.37	10/2/2016	36,800	$795,616

F. J. Ready	29,018	58,038		$29.37	10/2/2016	18,400	$397,808

D. A. McCunniff	29,018	58,038		$29.37	10/2/2016	18,400	$397,808

J. N. Rigas	65,292			$29.37

(1)

All options listed with an option expiration date of October 2, 2016 vest in three equal installments at two, three and four years from the grant date of October 2, 2006. ]Mr. Lockhart’s stock options with an expiration date of February 19, 2017 vest in three installments at one year (23,360 shares), two years (21,090 shares) and three years (19,650 shares) from the grant date of February 19, 2007. Mr. Lockhart’s options with an expiration date of February 25, 2018 vest in three installments at one year (47,189 shares), two years (43,902 shares) and three years (40,813 shares) from the grant date of February 25, 2008. The number and exercise price for all options with an expiration date of February 25, 2018 or earlier reflect adjustments made as a result of a special cash dividend of $4.50 per Common Share paid on March 31, 2008.

(2)	The shares vest in three equal installments at two, three and four years from the grant date of October 2, 2006.

(3)	As required by the SEC, the 2008 year-end closing market price of the Company’s Common Share was used to determine the values shown in this column.

(4)	The maximum number of Common Shares that may be earned is 150% of the target number shown.

(5)	Mr. Senkowski forfeited all unvested stock options and restricted stock upon his retirement effective April 1, 2009.

OPTION EXERCISES AND STOCK VESTED

The following table shows the stock awards held by each of the Named Executive Officers that became free of restrictions during 2008. No stock options were exercised by any of the Named Executive Officers during 2008.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
M. D. Lockhart			25,000		$721,250
F. N. Grasberger			13,800		398,130
S. J. Senkowski			18,400		530,840
F. J. Ready			9,200		265,420
D. A. McCunniff			9,200		265,420
J. N. Rigas			20,700	(2)	433,044

(1)	The value realized on the lapse of restrictions was based on the October 1, 2008 closing price of the Company’s stock of $28.85.

(2)

Pursuant to a Settlement Agreement in Full and Final Release of All Claims dated December 23, 2008 between Mr. Rigas and the Company which was entered into in connection with Mr. Rigas’ retirement, 20,700 shares of unvested restricted stock previously granted to Mr. Rigas vested on December 31, 2008.

PENSION BENEFITS

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, including the number of years of service credited to each such Named Executive Officer, under the Retirement Income Plan and the nonqualified Retirement Benefit Equity Plan as of December 31, 2008. The amounts were determined using the same interest rate and mortality rate assumptions used in the Company’s Consolidated Financial Statements. Information regarding the Retirement Income Plan and Retirement Benefit Equity Plan can be found in Note 19 to the Company’s Consolidated Financial Statements.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
M. D. Lockhart (1)	Retirement Income Plan for Employees of Armstrong World Industries, Inc.	8.4	$850,364	0
	Retirement Benefit Equity Plan of Armstrong World Industries, Inc.	21.8	5,870,427	0

F. N. Grasberger	Not eligible

S. J. Senkowski	Retirement Income Plan for Employees of Armstrong World Industries, Inc.	35.6	$1,736,045	0
	Retirement Benefit Equity Plan of Armstrong World Industries, Inc.	35.6	2,909,539	0

F. J. Ready	Retirement Income Plan for Employees of Armstrong World Industries, Inc.	25.5	$997,989	0

	Retirement Benefit Equity Plan of Armstrong World Industries, Inc.	25.5	355,662	0

D. A. McCunniff	Not eligible

J. N. Rigas (2)	Retirement Income Plan for Employees of Armstrong World Industries, Inc.	9.4	$1,030,031	0

	Retirement Benefit Equity Plan of Armstrong World Industries, Inc.	26.4	584,511	0

(1)

Under the terms of his Employment Agreement, Mr. Lockhart receives two years of service credit for every one year of actual service toward the calculation of his pension benefits under the Retirement Benefit Equity Plan. The Board of Directors granted him five additional years of service credit in 2005.

(2)

Mr. Rigas’ years of service include 17 years credit for prior service awarded to him upon his employment with Armstrong. The Armstrong retirement benefit for Mr. Rigas will be reduced by the value of any defined benefit pension payable by his previous employer for the respective period of the prior service credit.

All of the Named Executive Officers (excluding Messrs. Grasberger and McCunniff) participate in the Company’s qualified defined benefit pension plan, the Retirement Income Plan (“RIP”), as do other eligible Armstrong salaried employees. An unfunded, nonqualified defined benefit pension plan, the Retirement Benefit Equity Plan (“RBEP”), has been established to pay any benefit which cannot be paid under the qualified RIP by reason of Internal Revenue Code limitations. All pension benefits are paid by the Company. The pension plans were closed to new salaried participants effective January 1, 2005. Benefits payable under the RIP and RBEP are based on a formula that yields an annual amount payable over the participant’s lifetime beginning at the age where the participant qualifies for an unreduced life annuity benefit.

In addition, Messrs. Senkowski, Ready and Rigas may qualify for an additional annuity payment under the ESOP Pension Account (“EPA”). The extent such benefit can be paid under the qualified pension plan is unlikely given the current ERISA limits. The EPA was established in 2000 to restore a portion of the value lost by a broad group of employees who had purchased Common Shares of Company stock and received Company contributions of additional Common Shares which were intended to help fund the cost of their retiree health care coverage. The starting EPA balance was determined by multiplying the number of ESOP shares held by the participant by $47.75 which was the guaranteed value of the original ESOP convertible preferred shares. The EPA is credited with interest annually using the November 30-year Treasury bond rate. Interest is credited up to the date the participant commences regular pension benefits under the RIP.

Participants in the RIP may retire as early as age 55 provided the participant is vested under the plan. Participants become vested after completing five years of continuous employment having worked at least 1,000 hours in each year. Normal retirement date is the first of the month nearest the participant’s 65th birthday. Except as noted below, there is a reduction for early retirement for salaried participants who retire between the ages of 55 and 65. An employee who retires from active employment can receive an unreduced pension benefit commencing on the date of retirement if the employee’s age (minimum age 55) and Total Service totals 90 points (Rule of 90). The unreduced Rule of 90 benefit is limited to the employee’s pension amount accrued to February 28, 2006. Employees receive credit for post-March 1, 2006 age and service for Rule of 90 eligibility. The Present Value of Accumulated Benefit column for Messrs. Senkowski, Ready and Rigas shows the actuarial value of their respective Rule of 90 pension benefits.

The normal form of benefit payment is a monthly annuity. Except for payments having a lump sum present value of $10,000 or less under the qualified plan, no lump sum payments are permitted. Various forms of annuity payments (including life, joint and survivor, period certain and level income options) are available under the pension plans. The annuity payments for these options are determined by actuarially adjusting the life annuity pension amount for the selected form of payment. The formula for the regular life annuity pension benefit for salaried employees under the RIP is based on the following factors:

•

the participant’s Average Final Compensation (“AFC”) which is the average of the three highest years of eligible compensation (base salary plus annual incentive) during the last ten years of employment;

•	the participant’s number of years of Total Service (credited years of employment with the Company) used to calculate the pension amount; and

•

the participant’s Adjusted Covered Compensation (“ACC”) which is a percentage of the average Social Security tax base for the 35-year period ending with the year the participant will qualify for an unreduced Social Security pension benefit.

The unreduced annual life annuity pension is the sum of the following four calculations, each of which shall not be less than zero.

1.	AFC x 0.009 x Total Service to a maximum of 35 years

2.	(AFC – ACC) x 0.005 x Total Service to 35 years

3.	(AFC – 2 x ACC) x 0.0015 x Total Service to 35 years

4.	AFC x 0.012 x Total Service over 35 years

To the extent the participant is eligible for an EPA pension benefit that can be paid from the RIP, all or the allowable portion of the calculated EPA annuity will be added to the regular pension amount. EPA annuity amounts that cannot be paid from the RIP are forfeited.

Special provisions apply if the RIP is terminated within five years following an Extraordinary Event, as this item is defined in the plan. In that event, plan liabilities will first be satisfied; then, remaining plan assets will be applied to increase retirement income to employees. The amount of the increase is based on the assumption that the employee would have continued employment with Armstrong until retirement. All of the Named Executive Officers except for Messrs. Grasberger and McCunniff would be entitled to this benefit under these circumstances.

The assumptions used to calculate the actuarial present values shown in the Pension Benefits Table above are as follows:

•	Discount rate of 5.6% used to value benefit obligations

•	RP2000CH Mortality Table projected to 2009

•	EPA interest rate of 4.52%

•	1994 GAR (RR 2001-62) Mortality Table for EPA annuity conversion

•	Retirement at age 65 or Rule of 90 eligibility as specified

NONQUALIFIED DEFERRED COMPENSATION

The table below shows the executive contributions, earnings and account balances for the Named Executive Officers who participate in the Company’s nonqualified deferred compensation plans.

Name	Executive Contributions in 2008 ($) (1)	Registrant Contributions in 2008 ($) (2)	Aggregate Earnings in 2008 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at 12/31/08 ($)
M. D. Lockhart	Does not participate
F. N. Grasberger	$51,480	$38,610	$(106,735)	0	$200,504
S. J. Senkowski	Does not participate
F. J. Ready	0	0	$(1,622)	0	$1,755
D. A. McCunniff	$26,994	$21,086	$(35,706)	0	$68,155
J. N. Rigas	Did not participate

(1)	The amount in this column is also reported as either Salary or Non-Equity Incentive Plan Compensation in the Summary Compensation Table.
(2)	The amount in this column is also reported in the All Other Compensation column of the Summary Compensation Table.

Armstrong maintains two nonqualified deferred compensation plans that apply to certain of the Company’s Named Executive Officers. The Armstrong Deferred Compensation Plan, which was established in 1985, was closed to new deferrals of base salary and annual incentive compensation starting in 2001. The plan is partially funded with Company-owned life insurance policies held in a grantor trust. These policies were purchased by the Company prior to 1996. Mr. Ready is the only Named Executive Officer participant in this plan. Participants may transfer account balances between any of the plan’s available phantom investment options.

Investment Option	2008 Return

Fidelity Magellan Fund	-49.40%

Fidelity OTC Portfolio Fund	-45.98%

Fidelity Asset Manager Fund	-27.80%

Spartan U.S. Equity Index Fund	-37.03%

Moody’s Average Corporate Bond Yield	6.51%

The normal form of payout is a 15-year annuity with monthly payments starting on a post-employment date selected by the participant (minimum age 55) but in no event commencing later than the participant’s 65th birthday. Requests for single sum payments are subject to approval by the Company.

If a participant resigns or is discharged for willful, deliberate or gross misconduct, the participant may be paid a single sum amount equal to 94% of the account balance (subject to Company approval) and would forfeit the remaining account balance. If a participant dies before commencing annuity payments, a survivor benefit will be paid to the participant’s designated beneficiary (or estate) as a ten-year annuity. The present value of the survivor benefit is the greater of the participant’s account balance or an amount equal to three times the participant’s actual deferrals. If the participant dies after commencing annuity payments, the remaining payments will be made to the participant’s designated beneficiary or estate.

As explained under the Pension Benefits section, the Company’s RIP was closed to new salaried participants effective January 1, 2005. Salaried employees hired on or after January 1, 2005, including Messrs. Grasberger and McCunniff, are eligible to participate in a 401(k) savings plan with an enhanced Company match. Armstrong matches 100% on the first 4% of employee contributions and 50% of the next 4% of employee contributions in the enhanced plan. The Armstrong Nonqualified Deferred Compensation Plan was established to provide benefits similar to the 401(k) as it applies to eligible managers whose eligible earnings (base salary plus annual incentive) exceed 12.5 times the Internal Revenue Code 402(g) elective deferral limit in effect for the plan year. For 2008, the eligible earnings limit was $193,750. A participant may elect to defer up to 8% of eligible base salary earnings and up to 8% of eligible annual incentive earnings. The Company matching contribution will be the same as that provided under the qualified 401(k) savings plan with the enhanced Company match. Messrs. Grasberger and McCunniff are the only Named Executive Officers who participate in this unfunded, nonqualified plan. Participants may transfer account balances between any of the plan’s available phantom investment options listed below on a daily basis.

Investment Option	2008 Return

Davis New York Venture Fund	-39.85%

Fidelity Capital Appreciation Fund	-40.50%

Fidelity Diversified International Fund	-45.21%

Fidelity Equity Income Fund	-41.64%

Fidelity Intermediate Bond Fund	-5.84%

Fidelity Low-Priced Stock Fund	-36.17%

Fidelity Managed Income Portfolio II	3.99%

Fidelity OTC Portfolio	-45.98%

Goldman Sachs Mid Cap Value Fund	-36.47%

Morgan Stanley Institutional Global Value Equity Portfolio	-41.82%

Morgan Stanley Institutional Value Portfolio	-36.50%

Neuberger Berman Genesis Fund	-32.88%

Rainier Small / Mid Cap Equity Portfolio	-48.68%

Spartan U.S. Equity Index Fund	-37.03%

Fidelity Freedom Funds

Income	-12.14%

2010	-25.32%

2015	-27.15%

2020	-32.12%

2025	-33.66%

2030	-36.93%

2035	-37.76%

2040	-38.80%

2045	-39.15%

2050	-40.61%

Participants become 100% vested in the Company match account after completing three years of continuous employment and having worked at least 1,000 hours in each year. Messrs. Grasberger and McCunniff are now vested.

Except in the case of an unforeseeable emergency or having reached age 70, no in-service distributions are permitted. Participants can elect to receive plan benefits as a single lump sum or in 120 monthly installments commencing after the date of the participant’s termination of employment. All elections must comply with the Internal Revenue Code requirements. If the total account value is less than $10,000, the entire account balance will be paid as a single sum at the time of termination. In the event of a participant’s death, any remaining payments shall be paid to the participant’s designated beneficiary or estate.

The Company reserves the right to cause the participant to forfeit or require repayment of the Company match benefits where the participant is discharged for willful, deliberate or gross misconduct or where the participant has engaged in conduct that is injurious to the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The tables below summarize the estimated value of the potential payments and benefits under the Company’s plans and arrangements to which the Named Executive Officers would be entitled upon termination of employment under the circumstances indicated. Except for the continuation of health and welfare benefits and outplacement support, amounts would be paid as a lump sum at termination. The amounts shown assume that such termination was effective December 31, 2008. In accordance with SEC instructions, Common Shares are valued at the December 31, 2008 closing price of $21.62.

Each of the Named Executive Officers who participate in the Company’s Pension Benefits and/or Nonqualified Deferred Compensation plans are eligible for the benefits shown in the accompanying tables and related narrative disclosures.

Messrs. Rigas and Senkowski are no longer included due to their retirements on August 1, 2008 and April 1, 2009, respectively.

M. D. Lockhart

Benefit	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control without Pension Enhancements	Change in Control with Pension Enhancements

Cash Severance	–	–	$2,500,000	$2,500,000	$7,500,000	$7,500,000

Vacation Pay	–	–	56,280	56,280	–	–

Savings Plan	–	–	8,250	8,250	–	–

Pension Accrual	–	–	369,710	369,710	–	–

Health & Welfare Benefit Continuation	–	–	1,644	1,644	88,430	88,430

Outplacement Support	–	–	14,000	14,000	30,000	30,000

Accelerated Long-Term Incentives
Performance Shares	–	–	–	–	3,122,685	3,122,685
Restricted Stock	–	–	1,081,000	1,081,000	1,081,000	1,081,000
Stock Options	–	–	–	–	–	–

Change in Control Lump Sum Retirement Payment	–	–	–	–	3,518,410	5,667,250

Excise Taxes & Gross-Up	–	–	–	–	5,463,670	6,556,670

Total	–	–	$4,030,884	$4,030,884	$20,804,195	$24,046,035

F. N. Grasberger
Benefit	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control without Pension Enhancements	Change in Control with Pension Enhancements

Cash Severance	–	–	$500,000	$500,000	$2,523,000	Not Applicable

Health & Welfare Benefit Continuation	–	–	3,385	3,385	83,010

Outplacement Support	–	–	14,000	14,000	30,000

Accelerated Long-Term Incentives
Restricted Stock	–	–	–	1,151,850	1,151,850
Stock Options	–	–	–	–	–

Excise Taxes & Gross-Up	–	–	–	–	–

Total	–	–	$517,385	$1,669,235	$3,787,860

F. J. Ready

Benefit	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control without Pension Enhancements	Change in Control with Pension Enhancements

Cash Severance	–	–	$442,038	$442,038	$2,126,100	$2,126,100

Health & Welfare Benefit Continuation	–	–	–	–	86,310	86,310

Outplacement Support	–	–	14,000	14,000	30,000	30,000

Accelerated Long-Term Incentives
Restricted Stock	–	–	–	397,810	397,810	397,810
Stock Options	–	–	–	–	–	–

Change in Control Lump Sum Retirement Payment	–	–	–	–	309,340	3,764,990

Excise Taxes & Gross-Up	–	–	–	–	919,380	2,672,630

Total	–	–	$456,038	$853,848	$3,868,940	$9,077,840

D. A. McCunniff
Benefit	Resignation	Involuntary for Cause	Involuntary without Cause	Termination for Good Reason	Change in Control without Pension Enhancements	Change in Control with Pension Enhancements

Cash Severance	–	–	$360,500	$360,500	$1,643,400	Not Applicable

Health & Welfare Benefit Continuation	–	–	3,457	3,457	80,920

Outplacement Support	–	–	14,000	14,000	30,000

Accelerated Long-Term Incentives
Restricted Stock	–	–	–	397,810	397,810
Stock Options	–	–	–	–	–

Change in Control Lump Sum Retirement Payment	–	–	–	–	–

Excise Taxes & Gross-Up	–	–	–	–	719,370

Total	–	–	$377,957	$775,767	$2,871,500

Resignation or Involuntary Termination for Cause

No incremental benefits are provided to any of the Named Executive Officers in the event of a voluntary resignation or an involuntary termination for Cause. Cause is defined as (i) the willful and continued failure by the executive to substantially perform the executive’s duties after a written demand for substantial performance is delivered to the executive by the Board of Directors, or (ii) the willful engaging by the executive in conduct which is demonstrably and materially injurious to the Company, or (iii)  the executive’s conviction of any felony.

Involuntary Termination without Cause

Effective October 2, 2006, a Change in Control (“CIC”) occurred under the terms of the CIC agreements for Messrs. Lockhart and Ready by reason of the Company’s emergence from Chapter 11 reorganization. As a result, an involuntary termination without Cause or a termination for Good Reason effective December 31, 2008 involving Messrs. Lockhart or Ready would trigger the payment of the amounts shown (excluding the accelerated long-term incentive payments for Mr. Ready in the event of an involuntary termination without Cause) in the Change in Control without Pension Enhancements column. Mr. Lockhart would receive the accelerated long-term incentive payment for his restricted stock since a decision by the Board of Directors to involuntarily terminate his employment without Cause would be a considered a termination for Good Reason.

Termination without a Change in Control Event

The following discussion assumes that a CIC or a potential CIC has not yet occurred. In the event a Named Executive Officer (other than Mr. Lockhart) is involuntarily terminated for reasons other than Cause, the executive will be eligible for a lump sum cash severance benefit. The normal severance payment is provided under the terms of the Severance Pay Plan for Salaried Employees of the Company. A Named Executive Officer is eligible for severance pay if the executive is terminated and an exclusion does not apply. The executive is not eligible for severance pay if the reason for termination is any one of the following:

(i)	voluntary separation;
(ii)	the employee accepts employment with a successor organization in connection with the sale of a plant, unit, division or subsidiary;
(iii)	the employee rejects the Company’s offer of a position in the same geographic area at a base salary of at least 90% of the employee’s current salary;
(iv)	misconduct; or
(v)	unsatisfactory performance unless otherwise approved by the Severance Pay Committee.

Severance benefits will be offset by payments made under individual change in control or employment agreements.

The schedule of benefits for Named Executive Officers provides two weeks of base salary severance per year of credited service with a minimum of eight weeks and a maximum of 52 weeks. Messrs. Grasberger and McCunniff were provided with a minimum severance benefit of 52 weeks base salary as part of their initial employment offer. The Severance Pay Committee reserves the right to depart from the severance pay schedule where factors justify an upward or downward adjustment in the level of benefits. In no event may the severance payment exceed two times the participant’s annual compensation.

In the event of involuntary termination where severance applies, the Named Executive Officers are eligible for continuation of health care and life insurance benefits at active employee premium contributions for a period of six months unless the executive officer is eligible for and elects retiree health care coverage. Messrs. Grasberger and McCunniff are eligible for twelve months of benefit continuation under the terms of their employment offers. In addition, the Named Executive Officers are eligible for twelve months of executive outplacement support provided by an outside service provider.

Under the terms of Mr. Lockhart’s Employment Agreement, he is eligible for a lump sum severance payment in the event he terminates for Good Reason or is terminated by the Company for any reason other than Cause, death or a disability of six months. The lump sum severance amount is equal to the sum of his annual base salary and the highest annual incentive award paid in the three years preceding the date of termination or his target annual incentive. Mr. Lockhart is also eligible to continue his participation in all employee benefit plans for the remaining term of his Employment Agreement or until comparable benefits are obtained from a subsequent employer during this time period. Mr. Lockhart’s involuntary termination without Cause would be considered a termination for Good Reason as it applies to accelerated vesting of his outstanding restricted stock awards and unvested stock options.

Mr. Lockhart’s Employment Agreement specifies that he shall not during or after the term of the agreement disclose any confidential Company information that is not generally known or available to the public without prior written consent of the Company. Except as permitted by the Company with prior written consent, Mr. Lockhart shall not, for a period of 24 months following his termination of employment, directly or indirectly own, enter into the employ of or render any services to any person, firm or corporation within the United States or any foreign country in which the Company is doing or contemplating doing business on the date of termination which is a competitor of the Company. He shall not approach or solicit any customer in respect of any service or product supplied by the Company or solicit the services of any director, executive officer or employee of the Company. These noncompete and nonsolicitation provisions terminate in the event Mr. Lockhart receives severance payments under his Change in Control Agreement.

Termination for Good Reason

Under the terms of the long-term incentive grants made in 2006, in the event a Named Executive Officer terminates for Good Reason, all outstanding restricted stock awards and unvested stock options will automatically vest. If Mr. Lockhart terminates for Good Reason after December 31, 2007, (1) his 2007 stock options will automatically vest and (2) he will be eligible for a pro-rated payment under his 2007 performance restricted share grant based on the length of his employment over the three-year performance period. The performance restricted share payment will be determined using the actual financial results measured over the three-year performance period. Termination for Good Reason is as defined in each executive’s Individual Change in Control Agreement and includes any one of the following events:

(i)	the assignment to the executive of any duties inconsistent with the executive’s status as an executive officer of the Company or a substantial adverse alteration in the nature or status of the executive’s responsibilities;
(ii)	a reduction by the Company in the executive’s annual base salary;
(iii)	the relocation of the executive’s place of employment by more than 50 miles (30 miles in the case of Mr. Lockhart) unless such relocation is closer to the executive’s principal residence, or the Company requiring the executive to be based anywhere other than such principal place of employment except for required business travel to an extent substantially consistent with present travel obligations;
(iv)	failure by the Company to pay to the executive any portion of the executive’s current compensation; or
(v)	failure by the Company to continue in effect any compensation or benefit plan in which the executive participates immediately prior to a change in control which is material to the executive’s total compensation unless an equitable arrangement has been made.

In addition, termination for Good Reason includes an election by any of the Named Executive Officers to terminate employment during the thirty-day period beginning twelve months following a qualifying change in control.

Change in Control

As of April 1, 2009, the Company has Change in Control (CIC) Agreements with six senior executives, including Messrs. Lockhart, Ready, Grasberger and McCunniff. These agreements provide severance benefits in the event of a termination of employment following a CIC of AWI. The purpose of the agreements is to foster stability among this group of executives in the face of a possible CIC. If a CIC occurs, the agreement continues in effect for 36 months beyond the month in which the CIC occurs. For each of Messrs. Lockhart and Ready, their CIC agreements will continue in effect until October 31, 2009. Under the terms, Messrs. Grasberger’s and McCunniff’s CIC agreements currently extend to September 30, 2010.

Under the CIC Agreements, a CIC includes any one of the following events:

(i)	acquisition by a person (excluding certain qualified owners) of beneficial ownership of 20% or more of AWI’s Common Stock;

(ii)	a change in the composition of the AWI Board of Directors so that existing Board members and their approved successors do not constitute a majority of the Board;
(iii)

consummation of a merger or consolidation of AWI unless shareholders of voting securities immediately prior to the merger or consolidation continue to hold 66 2/3% or more of the voting securities of the resulting entity; or

(iv)	shareholder approval of a liquidation or dissolution of AWI or sale of substantially all of AWI’s assets;

CIC severance benefits are payable if the executive is involuntarily terminated or terminates employment for Good Reason within three years following a CIC. For Messrs. Lockhart and Ready, AWI’s emergence from Chapter 11 on October 2, 2006 represented a CIC. For each of the Named Executive Officers, the agreement includes a provision where the executive may choose to terminate employment during the thirty-day period beginning twelve months following a qualifying change in control and receive the severance benefits (the “modified single trigger” provision). The qualifying change in control must meet the definitions in (ii) and (iii) shown above. In approving AWI’s assumption of these CIC agreements, the Bankruptcy Court modified the agreements such that any transaction which is effected by the AWI Asbestos Personal Injury Settlement Trust would not qualify as a CIC for purposes of the modified single-trigger provision.

Severance benefits for the Named Executive Officers, which are payable in the event of the executive’s termination following a CIC, include:

(i)	a lump sum cash severance payment equal to three times the sum of the executive’s annual base salary and the higher of the executive’s highest annual bonus earned in the three years prior to termination or prior to the CIC (in Mr. Lockhart’s agreement, his annual target bonus will be used if it is higher than the actual bonus earned);
(ii)	a lump sum payment of the portion of the executive’s annual target bonus applicable to the year of termination calculated by multiplying the target bonus by the fraction obtained by dividing the number of full and partial months completed during such uncompleted performance award period by twelve;
(iii)	three additional years of age and service credit for the purpose of calculating pension benefits where the incremental actuarial present value is paid as a lump sum cash payment;
(iv)	continuation of life, disability, accident and health insurance benefits at active employee contributions for three years following termination which shall be reduced to the extent comparable benefits are made available to the executive by a subsequent employer without cost;
(v)	eligibility for post-retirement health care and life insurance benefits had the executive terminated employment during the period of three years after the actual date of termination;
(vi)	payment for unused vacation which would have been earned had the executive continued employment through December 31 of the year of termination;
(vii)	Company payment of reasonable fees for executive outplacement support for up to three years where the cost shall not exceed 20% of the executive’s annual base salary at the time of the CIC; and
(viii)	full reimbursement for the payment of any applicable excise taxes including a tax gross-up under Section 4999 of the Internal Revenue Code.

In the event of a good faith dispute involving the Change in Control Agreement, the Company may pay for legal fees and compensation and benefits while the dispute is pending.

Under the terms of the CIC agreements, certain stock-based benefits are accelerated upon the occurrence of a CIC. This includes accelerated vesting of all unvested stock options and unvested restricted stock awards. All unearned performance restricted shares held by the executive shall be deemed to have been earned to the maximum extent permitted under the stock plan and shall become free of restrictions.

The tables above refer to a Change in Control with and without Pension Enhancements. The Pension Enhancements relate to CIC benefits that were part of the Company’s defined benefit pension plan prior to plan amendments that suspended these benefits effective March 1, 2004 to the extent legally permitted. The Pension Enhancements provided for five years of additional service for benefit determination, immediate payments with no actuarial reduction and a Social Security bridge payable to age 62 for employees who would be involuntarily terminated within two years following a CIC of the Company. Eligibility requirements were age 50 and either 10 years or 15 years of Company service depending on the enhancement.

Notwithstanding the Company’s amendments to freeze the accrued benefit enhancements under the Retirement Income Plan and eliminate past and future benefit enhancements under the Retirement Benefit Equity Plan, the Company would be required to include such enhancements in the calculation of the CIC Lump Sum Retirement Payment for certain of the Named Executive Officers. This would occur for a CIC of AWI which has not been approved by a majority of disinterested directors or where a person acquires beneficial ownership of 28% or more of the outstanding AWI Common Shares and within five years thereafter, disinterested directors no longer constitute a majority of the Board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Each member of the Management Development and Compensation Committee during 2008 was an independent director, and none of them were Armstrong employees or former employees. During 2008, none of our executive officers served on the compensation committee (or its equivalent), or the board of directors of another entity, one of whose executive officers served on the Management Development and Compensation Committee or Board of Directors of the Company.

COMPENSATION OF DIRECTORS

Armstrong World Industries, Inc. does not separately compensate directors who are employees for services as a director. Therefore, the Company did not provide Mr. Lockhart separate compensation for his services as a director. In 2008, the Company paid directors who are not employees an annual retainer of $155,000, comprised of $69,763 cash plus an award of restricted stock units valued at approximately $85,237 (55% of the total annual retainer, rounded up) in accordance with the 2008 Directors Stock Unit Plan approved by the shareholders at the June 23, 2008 annual meeting (“2008 Plan”). The stock units (“Units”) vest on the one-year anniversary of the award or, if earlier, the date of a change in control event, contingent upon the director’s continued service through such date. The directors receive one Common Share for each vested Unit six months following the director’s separation from service or, if earlier, upon the occurrence of certain change in control events. All Units, whether or not vested, are forfeited if the director is removed for cause, and unvested Units are forfeited if the director terminates service for any reason prior to vesting.

Under the terms of the 2006 Phantom Stock Unit Plan (“2006 Plan”), each non-employee director received an annual grant of 2,125 phantom units covering the period from October 2007 through September 2008. Under the terms of the 2008 Plan, which replaced the 2006 Plan, each non-employee director received an annual grant of 4,963 Units covering the period from October 2008 through September 2009. Stan A. Askren and Jon A. Boscia also each received an initial grant of 6,000 Units under such 2008 Directors Stock Unit Plan.

In accordance with the Company’s Corporate Governance Principles, each director must acquire and then hold until six months following the end of his/her service, phantom units and/or Common Shares equal in value to three times the annual director’s retainer at the time they join the Board. Directors endeavor to reach that level of ownership within five years of joining the Board.

The Lead Director and the Audit Committee Chair each receive an additional annual retainer of $20,000. The Management Development and Compensation Committee Chair and the Nominating and

Governance Committee Chair each receive an additional annual retainer of $10,000. Directors who are not employees are paid $2,500 per day ($1,250 for a partial day) plus reasonable expenses for special assignments in connection with Board activities. Cash payments are made quarterly in arrears. The annual award of restricted stock units was made in one installment in October 2008. Cash payments and stock unit grants for new directors are pro-rated for the service period.

Other benefits for non-employee directors include: annual physical exam expenses reimbursed up to $2,000; travel accident insurance; participation in the Armstrong Foundation (a non-profit organization independent of the Company) Higher Education Gift-Matching Program; the Company’s Employee Purchase Program; and participation in the “compassionate use” provision of the Company’s Aircraft Operation Policy. In 2008, four directors participated in the Higher Education Gift-Matching Program and two participated in the Company’s Employee Purchase Program.

Armstrong has entered into indemnity agreements with each member of its Board of Directors. The agreements generally provide that, if the director becomes involved in a claim (as defined in the agreement) by reason of an indemnifiable event (as defined in the agreement), the Company will indemnify the director as provided in the agreement. Specific terms and conditions are set forth in the individual indemnity agreements, which are included as exhibits to the Company’s 2007
10-K report.

Director compensation is determined after reference to competitive market practice, both in setting the overall value of compensation and the mix of cash and equity. Compensation is evaluated against that of similarly-sized companies in comparable industries and is provided through a combination of annual retainers and equity grants in the form of stock units. This level of compensation supports the Company’s ability to attract directors with suitable backgrounds and experiences.

Directors do not receive payment for attending meetings. When spouses of directors are invited to attend functions of the Board, the Company pays for their travel-related expenses. The payment of a director’s spousal expenses is considered imputed income to the director, and the Company makes a gross-up payment to each such director to cover the tax liability for the imputed income associated with such spousal expenses.

2008 Director Compensation Table(1)

Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total ($)

Stan A. Askren	17,441(4)	19,938(5)	–	37,379

Jon A. Boscia	17,441(4)	19,938(5)	–	37,379

James J. Gaffney	79,763(7)	52,067(5)	198	132,028

Robert C. Garland	69,763	(1,509)(5) (6)	274	68,528

Judith R. Haberkorn	83,096(8)	52,067(5)	–	135,163

James J. O’Connor	86,430(9)	76,416(5) (6)	–	162,846

Russell F. Peppet	69,763	20,443(5) (6)	993	91,199

Arthur J. Pergament	69,763	32,886(5) (6)	–	102,649

John J. Roberts	89,763(10)	52,067(5)	767	142,597

Alexander M. Sanders, Jr.	69,763	37,375(5) (6)	–	107,138

(1) Mr. Lockhart is not listed in the table because the Company does not compensate directors who are employees for services as a director.

(2) Includes an annual cash retainer payment of $69,763 and retainers for committee chairs and the Lead Director.

(3) This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of the phantom stock units granted in 2006 and 2007 and the stock units granted in 2008, in accordance with FAS 123(R).

(4) Cash payments are pro-rated for the service period. Mr. Askren and Mr. Boscia joined the Board on October 27, 2008.

(5) On October 28, 2008 pursuant to the 2008 Directors Stock Unit Plan, each outside director was awarded 4,963 stock units; the number of units equal to 55% of the total compensation payable to the non-employee director as an annual retainer divided by the fair market value of one Common Share on that date, rounded to the next highest whole number. Messrs. Askren and Boscia also each received an initial grant of 6,000 units pursuant to the 2008 Plan.

(6) Pursuant to the 2008 Plan, Messrs. Garland, Peppet, Pergament and Sanders elected to convert each of their 10,308 phantom stock units, and in the case of Mr. O’Connor, 9,088 phantom stock units into stock units. For 2008, the vested valuation in the table for each director making this election reflects the difference between the value of one phantom stock unit on each of the 2006 and 2007 grant dates and the value of one Common Share on the date of election, multiplied by the number of phantom stock units held on the date of election, as required by FAS 123(R). The remaining unvested value of the stock units will be amortized on a straight-line basis into the income statement over the remaining vesting period. Such remaining vesting periods ranged from eleven to sixteen months on the date of election. The amounts in the table represent the Company’s accounting expense for these grants. The actual value that will be realized by the non-employee directors upon payment under the 2006 Phantom Stock Unit Plan or the 2008 Directors Stock Unit Plan may differ. Under the 2006 Plan, directors due payments on the phantom stock units will receive an amount in cash equal to the number of vested phantom stock units multiplied by the fair market value of a Common Share on the payment date. Under the 2008 Plan, directors due payments will receive one Common Share for each vested stock unit on the payment date.

(7) Includes an annual payment of $10,000 as a special retainer for Mr. Gaffney as Chair of the Nominating and Governance Committee

(8) Includes an annual payment of $10,000 as a special retainer for Ms. Haberkorn as Chair of the Management Development and Compensation Committee, and $3,333 as a special retainer for Ms. Haberkorn serving as Lead Director for two months.

(9) Includes $16,667 as a special retainer for Mr. O’Connor serving as Lead Director for ten months.

(10) Includes an annual payment of $20,000 as a special retainer for Mr. Roberts as Chair of the Audit Committee.

OTHER MATTERS

The Board of Directors knows of no matters other than the foregoing to come before the meeting. However, if any other matters come before the meeting, the persons named in the enclosed proxy will vote in their discretion with respect to such other matters.

Deadline to propose actions for consideration at the 2010 Annual Meeting of Shareholders or to nominate individuals to serve as directors.

Only nominations and business that are properly brought before an Annual Meeting of Shareholders in accordance with Article II, Sections 4 and 5 of Company Bylaws may be acted upon. You may submit proposals, including director nominations, for consideration at future annual meetings of shareholders as follows:

Shareholder Proposals.

For a shareholder proposal to be considered for inclusion in the proxy statement for the 2010 annual meeting of shareholders, the written proposal must be received by the Secretary at our principal executive offices no later than December 28, 2009. The proposal will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934 (“Exchange Act”), which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials.

If you intend to present a proposal at our 2010 annual meeting of shareholders, but you do not intend to have it included in our related Proxy Statement, your proposal must be delivered to the Secretary of the Company no later than March 24, 2010.

In either case, if the date of our 2010 annual meeting of shareholders is more than 30 calendar days before or after the one-year anniversary of our 2009 Annual Meeting, your proposal must be received by the Secretary by close of business on the fifteenth day following the day we publicly announce the date of the 2010 annual meeting of shareholders.

Nominations of Director Candidates.

See the discussion under the heading “Nominating and Governance Committee” above. Shareholders may propose director candidates for consideration by the Board’s Nominating and Governance Committee. Any such recommendations should include the candidate’s name, home and business contact information, education, professional experience, relevant qualifications for Board membership, information regarding any relationships between the candidate and the Company and a written consent of the recommended candidate of her or his willingness to serve, and his or her holdings of Company securities. Your recommendation should be directed to the Secretary at the address of our principal offices.

See related information on the Company’s website at www.armstrong.com – Company Information – Corporate Governance.

If the Corporate Secretary of the Company receives notice of a shareholder proposal that complies with the governing Bylaw provision on or prior to the required date, and if such proposal is properly presented at the 2010 Annual Meeting of Shareholders, the proxy-holders appointed by the Company may exercise discretionary authority in voting on such proposal if, in the Company’s Proxy Statement for such meeting, the Company advises shareholders of the nature of such proposal and how the proxies appointed by the Company intend to vote on such proposal, unless the shareholder submitting the proposal satisfies certain SEC requirements, including the mailing of a separate statement to the Company’s shareholders.

Article II, Section 4 of our Bylaws permits shareholders to directly nominate directors for election at an annual meeting. If you want to nominate an individual for election to the Company’s Board at the 2010 annual meeting, you must deliver a written notice to the Secretary by no later than March 24, 2010.

If the date of our 2010 Annual Meeting of Shareholders is more than 30 days before or after the one-year anniversary of our 2009 annual meeting, your nomination must be received by our Secretary within 15 days after the Company’s public announcement of the meeting date.

Asbestos Personal Injury Settlement Trust Provisions.

Article Sixth (H) of the Company’s Articles of Incorporation provide that, so long as the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust continues to own at least 20% of the outstanding Common Shares of the Company, it is not subject to the foregoing limitations on nominating directors and proposing matters for action at shareholder meetings prescribed in Article II, Sections 4 and 5 of the Company’s Bylaws.

Obtaining Printed Documents.

If you do not wish to access copies through the Company’s website at www.armstrong.com, you may contact the Company’s Investor Relations group at the address below to request, free of charge, a printed copy of our corporate governance documents discussed in this Proxy Statement, including our Code of Business Conduct, our Code of Ethics for Financial Professionals, our Corporate Governance Principles and our Committee Charters, among others.

ANNUAL REPORT ON FORM 10-K

Armstrong’s Annual Report on Form 10-K for the year ended December 31, 2008, including financial statements, is being furnished with or prior to this Proxy Statement. This Report is also available at http://www.amstock.com/proxyservices/viewmaterials.asp?CoNumber=14973 or www.armstrong.com – Company Information – Investor Relations – SEC Filings – 10-K. A copy of the report will be mailed to any shareholder or investor upon request. Requests should be addressed to: http://www.amstock.com/proxyservices/requestmaterials.asp.

Investor Relations

Armstrong World Industries, Inc.

P.O. Box 3001

Lancaster, PA 17604

IMPORTANT NOTICE REGARDING HOUSEHOLDING DELIVERY

OF SECURITY HOLDER DOCUMENTS

What is “Householding”?

SEC rules allow us to deliver a single copy of annual reports, proxy and information statements and prospectuses to any household at which two or more shareholders reside who share the same last name or whom we believe to be members of the same family. This practice, which reduces printing and postage costs, is known as “householding.” The Company can “household” for record shareholders (those who have their stock in accounts at our transfer agent, American Stock Transfer & Trust Company, LLC). Banks, brokers and other firms can household for “street name” shareholders who hold their stock in accounts at those firms.

What are the benefits of Householding?

We encourage all shareholders to participate in householding. It reduces duplicate materials received at your household, as well as wasted paper and our cost of preparing and mailing duplicate materials. Householding saves the Company thousands of dollars.

How does Householding Work?

For record shareholders, if you share the same last name and address with one or more shareholders, unless we receive contrary instructions from you (or from one of those other shareholders at your address), all shareholders who have your last name and live at the same address as you will receive only one copy of our shareholder materials.

We will include in the combined mailing a separate proxy card for each individual shareholder at your address so each can vote as they wish.

If you do not object to householding: (1) you are agreeing that your household will only receive one copy of our future shareholder mailings, and (2) your consent will be implied and householding will start 60 days after the mailing of this document, unless you have previously consented to participation in householding.

Your consent to householding (whether affirmative or implied) will remain in effect until you revoke it (opt out). If you do revoke it, we would resume sending individual copies of shareholder communications to each account holder in your home within 30 days after your revocation.

How Does a Record Shareholder Opt Out of Householding?

If you do not wish to participate in the householding program, please contact American Stock Transfer & Trust Company, LLC at 1-800-937-5449 to “opt-out” or revoke your consent. If you do so, each primary account holder residing at your address will receive individual copies of our future mailings.

What About Shareholders Holding Common Shares Through a Bank or Broker?

“Street-name” shareholders, who hold stock in an account at a broker, bank or other firm, must deal with that firm regarding householding. Many firms have householding programs, and we encourage your participation. Such shareholders who wish to receive separate copies of shareholder materials must contact the firm where they have their accounts to implement or opt out of their householding program.

Armstrong World Industries, Inc.

Annual Meeting of Shareholders

8:00 a.m., June 22, 2009

2500 Columbia Avenue

Lancaster, PA 17603

Information about Attending the Annual Meeting

An Admission Ticket will be required to enter the Annual Meeting. Please follow the advance registration instructions below, and an admission ticket will be mailed to you. Upon arrival at the Annual Meeting site, you will be asked to present your admission ticket and photo identification. Attendance is limited to shareholders.

Please send an Annual Meeting registration request by email to AdmissionTicket@armstrong.com or in writing to:

Office of the Secretary
Attn: C. L. Putt
Armstrong World Industries, Inc.
P. O. Box 3001
Lancaster, PA 17604-3001

Your request must contain the following information:

•	Your name and complete mailing address.

•

Proof of share ownership only if your Common Shares are held in a brokerage, bank or other institutional account. For example, a letter from your bank or broker or a photocopy of a current brokerage or other account statement showing that you owned Common Shares on the March 27, 2009 record date would serve as proof.

Attendance at the Annual Meeting will be limited to shareholders presenting an admission ticket and photo identification.

Voting in Person at the Annual Meeting

We encourage shareholders to submit proxies in advance by internet, phone or mail. Shareholders may also vote in person at the Annual Meeting, or may execute a proxy designating a representative to vote for them at the meeting. If your Common Shares are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that entity and bring it with you to hand in with your proxy card or ballot, in order to be able to vote your Common Shares at the Annual Meeting.

ANNUAL MEETING OF SHAREHOLDERS OF

Armstrong World Industries, Inc.

June 22, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL

The Notice of Meeting, proxy statement and proxy card

are available at http://www.amstock.com/proxyservices/viewmaterials.asp

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

iPlease detach along perforated line and mail in the envelope provided.i

¢    21130000000000000000    9                                                                                      062209

Proposals to be voted on at the meeting are listed below.

The Board of Directors recommends that you vote FOR all proposals.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS
SHOWN HERE ☒

1. Election of eleven (11) members to the Board of Directors:		2. Ratification of the appointment of KPMG LLP as the Company’s independent auditor for 2009.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES:

O  Stan A. Askren

O  Jon A. Boscia

O  James J. Gaffney

O  Robert C. Garland

O  Judith R. Haberkorn

O  Michael D. Lockhart

O  James J. O’Connor

O  Russell F. Peppet

O  Arthur J. Pergament

O  John J. Roberts

O  Alexander M. Sanders, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign  full corporate
name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

1                    ¢

ARMSTRONG WORLD INDUSTRIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael D. Lockhart, F. Nicholas Grasberger, Jeffrey D. Nickel and Michele M. Nicholas as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the Common Shares of Armstrong World Industries, Inc. held of record by the undersigned on March 27, 2009, at the Annual Meeting of Shareholders to be held on Monday, June 22, 2009 at 8:00 AM EDT, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

COMMENTS:

¢	14475 ¢